UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LEAPFROG ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEAPFROG ENTERPRISES, INC.
6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 5, 2013

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of LeapFrog Enterprises, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 5, 2013 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, Emeryville, California.

Proposals to be considered at the annual meeting:

1.	Election of our board’s eight nominees for director to serve for the ensuing year and until their successors are elected.
2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the annual meeting is April 8, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any postponement or adjournment thereof.

We are providing our stockholders with access to the proxy materials over the Internet using the “Notice and Access” delivery model established by the Securities and Exchange Commission. This permits us to conserve natural resources and reduces our printing costs, while giving our stockholders a convenient and efficient way to access our proxy materials and vote their shares. On or about April 24, 2013, we intend to mail a Notice of Internet Availability of Proxy Materials to our stockholders, informing them that our notice of annual meeting and proxy statement, annual report to stockholders and voting instructions are available on the Internet. As described in more detail in that notice, stockholders may choose to access our materials through the Internet or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors

Robert L. Lattuga
Vice President and General Counsel

Emeryville, California
April 24, 2013

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by requesting a printed copy of the proxy materials and returning the proxy card that will be mailed to you. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2013 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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6401 Hollis Street, Suite 100
Emeryville, California 94608-1463

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

As we have done in previous years, under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice and, as required, any other printed proxy materials, on or about April 24, 2013 to all stockholders of record entitled to vote at the 2013 annual meeting of stockholders, or annual meeting.

Why are these proxy materials being made available?

We are providing you with these proxy materials because the board of directors of LeapFrog Enterprises, Inc. (which we refer to in this proxy statement as LeapFrog, the Company, we or us) is soliciting your proxy to vote at the annual meeting. You are invited to attend the annual meeting, however, you do not need to attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or, if you receive a paper copy of the proxy statement, by completing, signing and returning a paper proxy card.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 5, 2013 at 9:00 a.m. pacific daylight time at our headquarters located at 6401 Hollis Street, Suite 100, in Emeryville, California. Directions to the annual meeting may be found at www.leapfrog.com under “Company Info — Contact Us.”

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2013, or the record date, will be entitled to vote at the annual meeting. On the record date, there were 63,689,950 shares of Class A common stock and 4,395,461 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 8, 2013, your shares of LeapFrog’s Class A common stock were registered directly with American Stock Transfer and Trust Company, our transfer agent for our Class A common stock, or your shares of LeapFrog’s Class B common stock were registered directly with LeapFrog, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote your proxy via the Internet or by requesting a printed copy of the proxy materials and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 8, 2013, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote and for which we are soliciting your proxy:

1.	Election of our board’s eight nominees for director; and
2.	Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

You may either vote “For” all the nominees to the board of directors or you may “Withhold” your vote for any nominee(s) you specify. For the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm, you may vote “For” or “Against” the proposal or abstain from voting.

How do I vote?

The procedures for voting are as follows:

Voting via the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card.

Voting by Mail

You can vote your shares by mail by requesting that a printed copy of the proxy materials be sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card.

What if I return a proxy card or otherwise complete a ballot or give voting instructions but do not make specific choices?

If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted, as applicable, “For” the election of all eight nominees for director and “For” the ratification of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2013. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notice and vote your shares for each name or account to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy through our Internet voting site;
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463; or
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy. Please remember, as mentioned above, if you are a beneficial owner of shares you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent that holds your shares in street name.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2013 to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608-1463. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so between December 26, 2013 and January 24, 2014. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are broker non-votes? How do I vote if I hold my shares in street name?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to routine “discretionary” items, but not with respect to “non-discretionary” items under the rules of the New York Stock Exchange, or NYSE, on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, elections of directors are considered to be non-routine and, therefore, brokers and other nominees will not be able to vote in the election of directors unless they receive instructions from the beneficial owners of the shares.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes and any broker non-votes for the election of directors. Broker non-votes will not count for or against any nominees.

With respect to the ratification of Ernst & Young, the inspector of election will separately count “For” and “Against” votes. Abstentions will be counted towards the vote total for the proposal, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for the proposal.

How many votes are needed to approve each of the proposals?

•	Proposal 1 — Election of our eight nominees for director. The eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.
•	Proposal 2 — Ratification of the selection by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of LeapFrog for our fiscal year ending December 31, 2013. This proposal must receive a “For” vote from the holders of a majority of the voting power present and entitled to vote either in person or by proxy on the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at the meeting there is present in person, by remote communication or represented by proxy the holders of stock representing a majority of the voting power of all outstanding shares of stock entitled to vote. On the record date, there were 63,689,950 shares of Class A common stock outstanding and 4,395,461 shares of Class B common stock outstanding, all of which are entitled to vote and represent a total 107,644,560 votes. Thus, holders of shares representing at least 53,822,281 votes must be present in person or represented by proxy at the meeting to have a quorum.

Shares that are voted in person, by remote communication or by proxy are treated as being present at the meeting for purposes of establishing a quorum. Abstentions and broker non-votes will also be counted for purposes of calculating whether a quorum is present at the annual meeting. If there is no quorum, the holders of shares representing a majority of the votes present at the meeting may adjourn the meeting to another date.

How many votes do I have?

On each matter to be voted upon, for holders of our Class A common stock, you have one vote for each share of Class A common stock you owned as of April 8, 2013, and for holders of our Class B common stock, you have ten votes for each share of Class B common stock you owned as of April 8, 2013.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our certificate of incorporation, the number of authorized directors on our board of directors immediately following the 2013 annual meeting has been fixed at eight by a resolution of our board of directors. There are eight nominees for director at this annual meeting. Stockholders cannot submit proxies voting for more than eight directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected or until the director’s death, resignation or removal. Each nominee listed below is currently a director of LeapFrog. Each of these nominees was elected by the stockholders except for Theodore Mitchell, who was appointed by our board of directors on June 28, 2012.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee proposed by our board of directors and the nominating and corporate governance committee. Each person nominated for election has agreed to serve if elected. LeapFrog has no reason to believe that any nominee will be unable to serve.

Nominees

The following table sets forth information as of March 31, 2013, with respect to the nominees for election to our board of directors:

Name	Age	Position/Office Held with LeapFrog
John Barbour	53	Chief Executive Officer and Director
William B. Chiasson	60	Chairman of the Board
Thomas J. Kalinske	68	Vice Chairman of the Board
Stanley E. Maron	64	Director
E. Stanton McKee, Jr.	68	Director
Theodore R. Mitchell	57	Director
Randy O. Rissman	65	Director
Caden C. Wang	60	Director

Our board of directors and the nominating and corporate governance committee seek to assemble a board that possesses a diversity of background and experience in areas relevant to our business. To that end, the nominating and corporate governance committee has identified and evaluated nominees in the context of the board’s overall composition, with the goal of recruiting and nominating members who complement and strengthen the skills of other members and who possess the highest personal and professional ethics, integrity and values and have demonstrated excellence in his or her field, have the ability to exercise sound business judgment and have the commitment to rigorously represent the long-term interests of the Company’s stockholders. The brief biographies below include information regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee to believe that, as of the date of this proxy statement, that nominee should continue to serve on the board. However, each of the members of the nominating and corporate governance committee may have a variety of reasons why he or she believes a particular person would be an appropriate board member, and these views may differ from the views of other members.

John Barbour has served as our Chief Executive Officer and as a member of our board of directors since March 2011. Prior to joining LeapFrog, he served as President of the GameHouse division of RealNetworks, Inc., a digital media company, from October 2008 to August 2010. From October 2006 to October 2008, Mr. Barbour served as the Managing Partner of Volta Capital, LLC, a strategy and investment consulting firm. From 1999 to June 2006, Mr. Barbour served in various capacities for Toys “R” Us, Inc., a retailer of children’s toys and products. He served as President, Toys “R” Us U.S. from August 2004 to June 2006, as President, Toys “R” Us International and Chairman, Toys “R” Us Japan from February 2002 to August 2004, and President and Chief Executive Officer of toysrus.com from 1999 to 2002. Mr. Barbour has also held senior level positions with Hasbro, Inc., OddzOn Products, Inc., and Universal Matchbox Group, Ltd. Mr. Barbour holds a B.Sc. in Chemistry, with Honors, from the University of Glasgow.

Mr. Barbour’s in-depth knowledge and experience, both in the U.S. and globally, with the products, technologies, distribution channels, and consumer preferences in our core markets provides considerable value and expertise to the board of directors. He has spent 25 years building global consumer and Internet businesses in both traditional retail and direct-to-consumer environments. He has knowledge and experience with how our largest customers operate, having led the successful turnaround of the Toys “R” Us U.S. and International divisions. He also has leadership experience at other world-class toy companies such as Hasbro, Russ Berrie and Matchbox. His online toy and gaming experience, building toysrus.com into a leading global online retailer of toys and while at the GameHouse division of RealNetworks, brings an experienced perspective necessary to the board of directors in Internet and e-commerce issues, an area that is of strategic importance to the Company.

William B. Chiasson has served as a member of our board of directors since March 2010 and as the Chairman of our board of directors since March 2011. Mr. Chiasson has served as a member of the board of directors of The ERGObaby Carrier, Inc., a designer, marketer and distributor of premium baby carriers and related products, since February 2012 and as its Chief Executive Officer since October 2012. Previously, Mr. Chiasson served as our Chief Executive Officer from September 2010 to March 2011, as President and Chief Executive Officer from March 2010 to September 2010 and as Chief Financial Officer from November 2004 to February 2010. Prior to joining LeapFrog, he served as Senior Vice President and Chief Financial Officer of Levi Strauss & Co., a marketer of apparel, from August 1998 to December 2003. From January 1988 to August 1998, Mr. Chiasson served in varying capacities with Kraft Foods, Inc., a division of Phillip Morris Companies and a manufacturer and seller of branded foods and beverages, most recently as Senior Vice President, Finance and Information Technology. From June 1979 to January 1988, Mr. Chiasson served in varying capacities with Baxter Healthcare, most recently as its Vice President and Controller for the Hospital Group. Mr. Chiasson received his B.A. from the University of Arizona and his M.B.A. from the University of Southern California.

Mr. Chiasson’s ongoing leadership role at LeapFrog contributes a deep understanding of our day-to-day operations to the board of directors. He brings many years of experience with branded consumer products companies through his experience at The ERGObaby Carrier, Inc., LeapFrog, Levi Strauss & Co. and Kraft Foods, Inc. Also, his long service as a public-company executive officer gives him extensive knowledge of and experience with business operations and strategy, including compensation and corporate governance matters, finance and accounting issues, regulatory requirements, and risk awareness and management. Mr. Chiasson also offers substantial finance and strategy experience, having served as our Chief Financial Officer and as the Chief Financial Officer of Levi Strauss & Co., and in other senior financial roles at other public companies.

Thomas J. Kalinske has served on our board of directors since September 1997, and has served as the Vice Chairman of our board of directors since July 2006. He was the Chairman of our board of directors from September 1997 to February 2004. Mr. Kalinske served as our Chief Executive Officer at two different times, first from September 1997 to March 2002 and again from February 2004 to July 2006. From April 2007 to May 2008, Mr. Kalinske served as Chief Executive Officer of cFares, Inc., an online meta-search company. From 1996 to February 2004, Mr. Kalinske served as the President of Knowledge Universe (now Mounte LLC), a private company focused on building leading companies in areas relating to education, technology and career management and the improvement of individual and corporate performance. From 1990 to 1996, he served as President and Chief Executive Officer of Sega of America, a leading video game and entertainment company. Prior to that, he was President and Chief Executive Officer of the Universal Matchbox Group, a manufacturer of games, toys and children’s vehicles, from 1987 to 1990. Prior to that, he served as President and Co-Chief Executive Officer of Mattel, Inc., a leading toy manufacturer and public company. He has also served as Chair of the Toy Manufacturers Association of America. Since January 2012, Mr. Kalinske has served as Executive Chairman of Global Education Learning, a startup dedicated to the online teaching of English and other subjects to children in Asia. He has also served as a member of the board of directors and on the audit committee of Cambium Learning Group, Inc., a publicly-held company that provides research-based learning solutions for at-risk and special student populations, since February 2010. Mr. Kalinske served as a director on the board of directors of Blackboard Inc., a publicly-held company that provided enterprise learning software applications, from April 2007 until its acquisition in October 2011. Mr. Kalinske earned a B.S. from the University of Wisconsin and an M.B.A. from the University of Arizona. Mr. Kalinske has served on our nominating and corporate governance committee since June 2012.

Mr. Kalinske is one of only 60 inductees in the Toy Industry Hall of Fame, which recognizes outstanding contributions and/or service to the toy industry and to the Toy Industry Association. His leadership in leading toy and education companies and his extensive experience in the areas of technology, toys, gaming and educational ventures, all align closely with LeapFrog’s continuing strategic focus on technology-based multimedia learning platforms and provide the board of directors with highly specialized experience and perspective and pertinent strategic and business insight. His deep connections in the toy industry provide the board of directors and Company with access to leading companies and thought leaders worldwide. His extensive contacts in the toy and educational service industry serve both the board of directors and the nominating and corporate governance committee, where he can provide world-class assistance to the committee in the identification, review and evaluation of candidates to serve as directors of the Company. Mr. Kalinske is an independent director under Section 303A.02 of the NYSE listing standards.

Stanley E. Maron has served as a member of our board of directors since September 1997. Since 1994, Mr. Maron has served as a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which he co-founded. He specializes in corporate and tax law. Prior to forming Maron & Sandler, he was a senior partner in the Los Angeles law firm of Buchalter, Nemer, Fields & Younger (now Buchalter Nemer), serving at the firm from 1975 to 1994. Mr. Maron currently serves as a director of Heron International, a privately-held European real estate development company, and also serves as an officer and director of privately-held companies affiliated with Knowledge Learning Corporation, a for-profit provider of early child care learning. Mr. Maron was previously a director of Nextera Enterprises, Inc., a consumer products company, until 2008. Mr. Maron earned a B.A. from the University of California, Berkeley and a J.D. from the University of California, Los Angeles. Mr. Maron has served on our audit committee since 2006 and on our compensation and nominating and corporate governance committees since 2008.

Mr. Maron’s long tenure on our board of directors contributes continuity and a detailed understanding of LeapFrog’s business and industry to our board of directors and the three committees on which he serves. His ongoing work as a senior corporate and tax attorney gives him legal expertise and experience that are valuable to the board of directors when analyzing issues that involve such legal considerations. His experience serving as a director of LeapFrog and other companies has also provided him with valuable knowledge regarding accounting and financial reporting matters. In addition, his experience as a corporate lawyer and his service as a director of other companies provides him with a broad perspective on corporate governance practices for boards of directors, knowledge and experience with board duties and responsibilities in the context of major corporate transactions and the phases of corporate existence, and insight into trends and best practices for areas like compensation and benefits, risk management and talent development. Mr. Maron is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee, and he meets the new heightened NYSE independence requirements, which go into effect in July 2013, for members of the compensation committee. In addition, Mr. Maron qualifies as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

E. Stanton McKee, Jr. has served as a member of our board of directors since November 2003. From 1989 until his retirement in November 2002, Mr. McKee served in various positions at Electronic Arts Inc., a publicly-held company that develops and publishes interactive entertainment, most recently as Executive Vice President and Chief Financial and Administrative Officer. From 1982 to 1989, Mr. McKee was Chief Financial Officer of Digital Research, Inc., a privately-held developer of operating systems, computer languages and applications. Mr. McKee also served in the consulting division of Arthur Andersen for seven years. Mr. McKee served on the board of directors and as Chair of the audit committee of ArcSight, Inc., a publicly-held company that provided security and compliance management software and appliances to government and commercial entities, from February 2005 until its acquisition by Hewlett-Packard in 2010. Mr. McKee has served on numerous private company and joint venture boards and currently serves on the board of directors of several private companies. Mr. McKee earned a B.A. and an M.B.A. from Stanford University. Mr. McKee has served as the Chair of our audit committee since 2003 and as a member of our compensation committee since 2009.

Mr. McKee has extensive financial reporting, financial transaction, investor relations, and general financial and management experience, having served as a chief financial officer for more than 20 years, including more than 13 years with a publicly-held company. He has also had responsibility for manufacturing, supply chain, and some international operations, all of which are components of LeapFrog’s business. He has extensive experience with mergers and acquisitions and strategic transactions having been responsible for corporate development for a number of years at Electronic Arts Inc., executing many acquisitions, investments and joint ventures, both domestically and internationally, in addition to his chief financial officer duties. His experience in the electronic game business, including both content development and retail distribution oversight, has direct applicability to LeapFrog’s business. His work at Electronic Arts and his service on the boards of directors of several companies give him broad-based knowledge in corporate governance, compensation and financial matters currently faced by companies operating in industries similar to LeapFrog’s. He is a financial expert as defined in applicable SEC rules, and was appointed chairman of our audit committee based on his education and substantial experience in the field. Mr. McKee is an independent director under Section 303A.02 of the NYSE listing standards, which permits him to serve on our audit committee and he meets the new heightened NYSE independence requirements, which go into effect in July 2013, for members of the compensation committee. In addition, Mr. McKee qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Theodore R. Mitchell has served as a member of our board of directors since June 2012. Dr. Mitchell is President and Chief Executive Officer of NewSchools Venture Fund, a nonprofit venture philanthropy firm that supports both nonprofit and for-profit education entrepreneurs who are transforming public education, a position he has held since 2005. From 2008 through 2010, he also served as President of the California State Board of Education. Prior to taking the helm at NewSchools in 2005, Dr. Mitchell was President of Occidental College, a position he held from 1999 to 2005. Dr. Mitchell previously held roles as Vice Chancellor and Dean of the School of Education and Information Studies at the University of California, Los Angeles, professor and Chair of the Department of Education at Dartmouth College, and Vice President of Education and Strategic Initiatives at the J. Paul Getty Trust. He has served on a number of policy commissions, including chairing the Governor’s Committee on Education Excellence and the Commission on Teacher Effectiveness for the Los Angeles Unified School District. In addition, he serves on the board of directors of Khan Academy, New Leaders for New Schools, The Teaching Channel, ConnectEd: The California Center for College and Career, and The McClatchy Company. Dr. Mitchell received his B.A., M.A., and Ph.D. from Stanford University.

The educational content of the Company’s games and products is one of the pillars of the Company’s strategy and a differentiating factor in our products. Dr. Mitchell has long been a leader in education reform in California, as well as nationally, and brings more than 30 years of education experience to our board of directors, including promoting innovation and excellence in education. Dr. Mitchell’s presence on the board of directors gives it significant breadth of experience in a fundamental aspect of our corporate strategy as an educational entertainment company. His continued involvement in an educational venture philanthropy firm provides the board of directors access to information so it can maintain abreast of the latest developments in education. Dr. Mitchell was recommended to our board of directors by a non-management director. Dr. Mitchell is an independent director under Section 303A.02 of the NYSE listing standards.

Randy O. Rissman has served as a member of our board of directors since August 2011. Mr. Rissman is currently managing director of Leo Capital Holdings, LLC, a venture capital firm he founded in 2000, which makes early stage investments in technology and media-based companies focused on consumer Internet and mobile applications. From 2005 to 2010, he was a director of 4Kids Entertainment, Inc., a publicly-held American film and television production company. From 1978 to 1998, Mr. Rissman served as Chief Executive Officer of Tiger Electronics, Inc., an early pioneer of children’s electronic gaming he co-founded, which was sold to Hasbro, Inc. in 1998. Mr. Rissman currently serves on the board of several private companies in which Leo Capital Holdings has made an investment. Mr. Rissman holds a bachelor’s degree from the University of Michigan and an M.B.A. from the Harvard Business School. Mr. Rissman has served as the Chair of our compensation committee since June 2012.

Mr. Rissman brings deep experience in manufacturing and marketing branded children’s products, including 20 years’ experience as chief executive officer of Tiger Electronics, Inc. His long service within the toy industry gives him extensive knowledge of and experience with business operations and strategy, including strategic planning, compensation plans, and sales and marketing. Mr. Rissman also offers substantial content and production experience, having served as a director of 4Kids Entertainment, Inc. and in other senior roles at privately-funded companies focused on children’s content. Mr. Rissman is an independent director under Section 303A.02 of the NYSE listing standards and he meets the new heightened NYSE independence requirements, which go into effect in July 2013, for members of the compensation committee. In addition, Mr. Rissman qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code.

Caden C. Wang has served as a member of our board of directors since April 2005. From June 1999 until his retirement in December 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Moët Hennessy Louis Vuitton S.A. Selective Retailing Group, which included various international retail holdings such as DFS, Sephora and Miami Cruiseline Services. He also served as the Chief Financial Officer for DFS Group Limited, a leading luxury retailer catering to the traveling public, Gump’s Corp., a luxury home furnishings and home décor retailer, and Cost Plus, Inc., a chain of specialty import/retail stores. Since October 2003, Mr. Wang has served on the board of directors of bebe stores, inc., a publicly-held company that designs, develops and produces women’s apparel and accessories, and serves as chair of its audit committee and as a member of its nominating and corporate governance committee. From August 2005 through August 2007, Mr. Wang served on the board of directors of Fossil, Inc., a publicly-held company that designs, develops, markets and distributes fashion-related consumer products, and was a member of its audit committee, nominating and corporate governance committee and a special committee advising on option backdating. He earned a B.A. and an M.B.A. from the University of California, Los Angeles. Mr. Wang has served as a member of our audit committee since 2005 and a member of our nominating and corporate governance committee since 2006 (and as the Chair since 2009). He also served as a member of our compensation committee from 2009 until 2011, and previously as a member and the Chair of our compensation committee from 2005 to 2006.

Mr. Wang has extensive accounting, financial reporting and finance experience, having served as the chief financial officer of various private companies during his career and as the chair of the audit committee of a public company. Mr. Wang’s experience as an executive officer of various consumer products and retail companies and as a director of multiple public companies gives him broad-based experience in corporate governance, compensation and financial matters currently faced by public consumer products companies. In addition, Mr. Wang brings extensive knowledge of and experience with business operations and strategy from his service with these companies, including international operations. He is a financial expert, as defined in applicable SEC rules, based on his formal education and substantial experience in the field. Mr. Wang is an independent director under Section 303A.02 of the NYSE listing standards and he qualifies as a “non-employee director” within the meaning of Section 16 of the Exchange Act, which permits him to serve on the audit committee.

Required Vote

The eight nominees receiving the highest number of “FOR” votes shall be elected as directors. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on elections of directors unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to the eight nominees in this Proposal One if you want your broker to vote your shares on the matter. Otherwise, your shares will be treated as broker non-votes. Broker non-votes will have no effect on the outcome of the vote.

Recommendation

The Board of Directors recommends a vote FOR each named nominee.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young has audited our consolidated financial statements since September 1997. Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the company and our stockholders.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our 2013 financial statements, we expect to enter into an engagement agreement with Ernst & Young that will set forth the terms by which Ernst & Young would perform audit services for us, including responsibilities of Ernst & Young and management in the conduct of the audit and estimated fees. Our engagement agreements with Ernst & Young are typically subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed or to be billed to us for services performed for the fiscal years ended December 31, 2012 and 2011, by Ernst & Young, our independent registered public accounting firm.

	Fiscal Year (in thousands)
	2012	2011
Audit Fees	$847	$840
Audit-Related Fees	8	16
Tax Fees	20	76
All Other Fees	16	—
Total Fees	$891	$932

All services provided by Ernst & Young for the fiscal years ended December 31, 2012 and 2011 were approved by the audit committee.

Audit Fees

The aggregate fees billed or expected to be billed by Ernst & Young for financial audit services totaled approximately $0.8 million for 2012 and $0.8 million for 2011.

Audit-Related Fees

There were $8,000 and $16,000, respectively, in audit-related fees paid to Ernst & Young in 2012 and 2011, corresponding to fees for auditor consents prepared in connection with registration statements filed by the Company during such year.

Tax Fees

The aggregate fees billed by Ernst & Young for tax services were $20,000 for 2012 and $75,710 for 2011, and included a review of our U.S. federal and California state tax returns. In addition, our 2011 fees included a study of our 2010 research and development credits.

All Other Fees

There were $16,200 in other fees paid to Ernst & Young in 2012, which corresponded to a review of the Company’s response to an SEC comment letter and specific unrelated inquiries to the audit committee. There were no other fees paid to Ernst & Young in 2011.

Pre-Approval Procedures of Audit and Non-Audit Services by the Independent Registered Public Accounting Firm

The audit committee’s charter requires it to pre-approve all audit and non-audit services performed by the independent registered public accounting firm. As permitted by the charter, the audit committee has delegated to the Chair of the audit committee the authority to grant such pre-approvals, provided that all approvals made by the Chair are presented to the full audit committee for its ratification at each of its scheduled meetings. In determining whether to approve audit and non-audit services to be performed by Ernst & Young, the audit committee takes into consideration (i) the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function and, (ii) with respect to just non-audit services, whether the performance of such services is compatible with maintaining the independence of the independent registered public accounting firm in performing its audit function and will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. The audit committee has determined that the rendering of the services other than audit services by Ernst & Young in 2012 and 2011 was compatible with maintaining the registered public accounting firm’s independence.

Required Vote

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires a “FOR” vote from a majority of the voting power present and entitled to vote either in person or by proxy on the proposal in order to pass. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you return a signed and dated proxy card or otherwise complete a ballot or voting instructions without marking your selections, your shares will be voted “FOR” ratification of the appointment of Ernst & Young.

Recommendation

The Board of Directors recommends a vote FOR Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

The following table sets forth certain information regarding the ownership of LeapFrog’s Class A common stock and Class B common stock (convertible into Class A common stock) as of March 31, 2013, by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table later in this proxy statement; (iii) all executive officers and directors of LeapFrog as a group; and (iv) all those known by LeapFrog to be beneficial owners of more than five percent of our Class A or Class B common stock. Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than five percent of the shares of our Class A or Class B common stock.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of March 31, 2013. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated and to the extent known, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned(1)			Percentage of Combined Voting Power of All Classes of Stock(3)
Beneficial Owner	Class A	Class B	Total	Class A	Class B	Total(2)
Michael R. Milken(4)	1,789	3,076,516	3,078,305	*	70.0%	4.5%	28.6%
Sandra Milken(5)	—	796,335	796,335	—	18.1%	1.2%	7.4%
Lowell J. Milken(6)	284,237	532,914	817,151	*	12.1%	1.2%	5.2%
Wells Fargo & Company(7)	4,858,998	—	4,858,998	7.6%	—	7.1%	4.5%
Franklin Resources, Inc.(8)	4,410,120	—	4,410,120	6.9%	—	6.5%	4.1%
The Vanguard Group(9)	3,721,374	—	3,721,374	5.8%	—	5.5%	3.5%
Wellington Management Company LLP(10)	3,607,638	—	3,607,638	5.7%	—	5.3%	3.4%
BlackRock, Inc.(11)	3,231,510	—	3,231,510	5.1%	—	4.7%	3.0%
Gregory B. Ahearn	6,570	—	6,570	*	—	*	*
Raymond L. Arthur	23,433	—	23,433	*	—	*	*
John Barbour(12)	744,189	—	744,189	1.2%	—	1.1%	*
William B. Chiasson(13)	447,140	—	447,140	*	—	*	*
Michael J. Dodd(14)	434,695	—	434,695	*	—	*	*
Mark A. Etnyre(15)	226,521	—	226,521	*	—	*	*
Thomas J. Kalinske(16)	366,038	1,107	367,145	*	*	*	*
Paul T. Marinelli(17)	1,286,985	—	1,286,985	2.0%	—	1.9%	1.2%
Stanley E. Maron(18)	161,109	168	161,277	*	*	*	*
E. Stanton McKee, Jr.(19)	174,856	—	174,856	*	—	*	*
Theodore R. Mitchell(20)	4,607	—	4,607	*	—	*	*
David C. Nagel(21)	113,110	—	113,110	*	—	*	*
Randy O. Rissman(22)	471,857	—	471,857	*	—	*	*
Philip B. Simon(23)	1,245,547	—	1,245,547	2.0%	—	1.8%	1.2%
Christopher Spalding(24)	55,540	—	55,540	*	—	*	*
Caden C. Wang(25)	150,241	—	150,241	*	—	*	*
All directors and executive officers as a group (16 persons)(26)	4,744,545	1,275	4,745,820	7.2%	*	6.8%	4.3%

*	Less than one percent.

(1)	Based on 63,688,455 shares of Class A common stock and 4,395,461 shares of Class B common stock outstanding as of March 31, 2013.
(2)	These percentages reflect the ownership of our Class A common stock and our Class B common stock on an as-converted basis, assuming the conversion of all Class B common stock to Class A common stock on a one-to-one basis.
(3)	These percentages reflect the combined voting rights of our Class A common stock and our Class B common stock. On all matters submitted to a vote of our stockholders, our Class A common stock entitles its holders to one vote per share and our Class B common stock entitles its holders to ten votes per share.
(4)	Includes 1,789 shares of Class A common stock and 3,064,937 shares of Class B common stock held directly by Mr. M. Milken and 11,579 shares of Class B common stock held indirectly by Mr. M. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. L. Milken and over which Mr. M. Milken has shared voting and investment power. The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(5)	The address for Ms. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(6)	Includes 284,237 shares of Class A common stock and 521,335 shares of Class B common stock held directly by Mr. L. Milken and 11,579 shares of Class B common stock held indirectly by Mr. L. Milken through Hampstead Associates, LLC, which are also beneficially owned by Mr. M. Milken and over which Mr. L. Milken has shared voting and investment power. The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.
(7)	Based solely on information provided in a Schedule 13G filed on March 29, 2013, by Wells Fargo & Company and Wells Capital Management Incorporated, a registered investment advisor. Wells Fargo & Company has sole dispositive and voting power over 366 shares, shares voting power over 4,547,946 shares and shares dispositive power over 4,858,998 shares. Wells Capital Management Incorporated shares voting power over 1,725,880 shares and shares dispositive power over 4,305,590 shares. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.
(8)	Based solely on information provided in a Schedule 13G filed on February 5, 2013, by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investments managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock, and are the principal stockholders of Franklin Resources, Inc. Under SEC rules and regulations, Franklin Resources, Inc. and its principal stockholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which Franklin Resources, Inc. subsidiaries provide investment management services. Franklin Templeton Investments Corp. is reported as having sole voting and dispositive power over 4,410,120 shares. Each of the reporting persons disclaims any pecuniary interest in any of the securities reported therein. The address for Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.
(9)	Based solely on information provided in a Schedule 13G filed on February 13, 2013, by The Vanguard Group. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 67,511 shares or 0.1% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,600 shares or 0.0% of the common stock outstanding of LeapFrog as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(10)	Based solely on information provided in a Schedule 13G filed on February 14, 2013, by Wellington Management Company, LLP. The shares as to which the Schedule 13G, in its capacity as investment adviser, are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the shares. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(11)	Based solely on information provided in a Schedule 13G filed on January 30, 2013, by BlackRock, Inc. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(12)	Includes 536,249 shares of Class A common stock issuable to Mr. Barbour upon the exercise of options that are exercisable within 60 days after March 31, 2013, and 6,250 shares of Class A common stock issuable under restricted stock unit (“RSU”) awards that are scheduled to vest within 60 days after March 31, 2013.
(13)	Includes 79,378 shares presently held by the William and Carol Chiasson 1999 Family Trust, a revocable trust of which Mr. Chiasson is a trustee, and 367,762 shares of Class A common stock issuable to Mr. Chiasson upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(14)	Includes 366,689 shares of Class A common stock issuable to Mr. Dodd upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(15)	Based solely on information provided by Mr. Etnyre to the Company on March 7, 2013.
(16)	Includes 195,525 shares of Class A common stock issuable to Mr. Kalinske upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(17)	Includes 1,167,893 shares of Class A common stock held by Mollusk Holdings as of March 31, 2013, and 101,621 shares of Class A common stock issuable to Mr. Marinelli upon the exercise of options that are exercisable within 60 days after March 31, 2013. Mr. Marinelli is the Vice President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Simon, as described in footnote 23 to this table. Mr. Marinelli disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(18)	Includes 116,471 shares of Class A common stock issuable to Mr. Maron upon the exercise of options that are exercisable within 60 days after March 31, 2013, and 20,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Maron’s term on LeapFrog’s board of directors.
(19)	Includes 116,135 shares of Class A common stock issuable to Mr. McKee upon the exercise of options that are exercisable within 60 days after March 31, 2013, and 25,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. McKee’s term on LeapFrog’s board of directors.
(20)	Includes 4,607 shares of Class A common stock issuable to Dr. Mitchell upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(21)	Based solely on information provided in a Director Questionnaire, dated February 5, 2013, completed and executed by Dr. Nagel.
(22)	Includes 31,841 shares of Class A common stock issuable to Mr. Rissman upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(23)	Based solely on information provided in a Director Questionnaire, dated February 5, 2013, completed and executed by Mr. Simon. Includes 77,654 shares of Class A common stock presently held by the Simon-Neben Family Trust, a revocable trust of which Mr. Simon is a trustee and 1,167,893 shares of Class A common stock held by Mollusk Holdings as of March 31, 2013. Mr. Simon is the President of Lawrence Investments, which is one of the two managing members of Mollusk Holdings. These shares are also reported as beneficially owned by Mr. Marinelli, as described in footnote 17 to this table. Mr. Simon disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(24)	Includes 45,812 shares of Class A common stock issuable to Mr. Spalding upon the exercise of options that are exercisable within 60 days after March 31, 2013.
(25)	Includes 121,520 shares of Class A common stock issuable to Mr. Wang upon the exercise of options that are exercisable within 60 days after March 31, 2013, and 20,000 shares of Class A common stock issuable under RSU awards that are vested, provided that pursuant to the terms of the grant, the shares will not be released by LeapFrog until three months following the expiration or termination of Mr. Wang’s term on LeapFrog’s board of directors.
(26)	Based on all existing executive officers and directors as a group. See footnotes 12 through 25 above, as applicable. Includes 1,167,893 shares of Class A common stock held by Mollusk Holdings, as discussed in footnotes 17 and 23 above, but such amount has been included only once in the calculation even though it is attributed to two directors in the table.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

On December 27, 2011, we ceased to be a “controlled company” within the meaning of the NYSE listing standards when Mollusk Holdings no longer owned more than 50% of our voting power. “Controlled company” status provided an exception to the requirements of the NYSE that a majority of the members of a listed company’s board of directors qualify as “independent,” as defined in the NYSE listing standards, as affirmatively determined by the board of directors, and that our compensation committee and nominating and corporate governance committee be composed entirely of independent directors. Upon the loss of our status as a controlled company, the NYSE listing requirements provide that we had one year from the date of the loss of such status to have our board of directors consist of a majority of independent directors and fully independent committees. The board of directors approved changes to the composition of its committees that took effect immediately following the election of our directors in our 2012 annual meeting of stockholders in June 2012. As a result, the Company became fully compliant with the NYSE listing requirements of having a majority of independent directors and fully independent committees at that time.

After review of all relevant transactions or relationships between each director, or any of his family members and us, our senior management and our independent registered public accounting firm, our board of directors affirmatively determined in February 2012 that all of our continuing directors are independent within the meaning of the applicable NYSE listing standards, except for Mr. Barbour, our Chief Executive Officer, Mr. Chiasson, our Chairman and former Chief Executive Officer, and Mr. Marinelli, Vice President of Lawrence Investments, which controls Mollusk Holdings. In June 2012, in connection with the appointment of Dr. Mitchell to the board of directors, the board of directors affirmatively determined Dr. Mitchell is independent within the meaning of the applicable NYSE listing standards.

Board Leadership Structure

The Company’s governance documents provide the board of directors with flexibility to select the appropriate board leadership structure for the Company. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. On June 5, 2013, immediately following our annual meeting of stockholders, the total size of the board of directors will be automatically reduced to eight directors. The leadership structure of our board of directors currently consists of a non-management director serving as Chairman of the Board, our chief executive officer, a Vice Chairman and, as of June 5, 2013, six other directors, including a majority of independent directors. The board of directors believes the current leadership structure provides an effective balance between deep operating experience with the Company and appropriate safeguards and oversight by independent and non-management directors, which contributes to the effectiveness of the board of directors as a whole. As a result, the board of directors believes it is the most appropriate structure for us at the present time.

William B. Chiasson serves as the Chairman of the Board. The regular duties of the Chairman of the Board are described in our bylaws, which provide that the Chairman presides over meetings of the board of directors and at meetings of our stockholders, and performs any other duties commonly incident to the office or designated by our board of directors. The Chairman role includes typical board of directors chair duties such as serving as a liaison between the other board of directors members and management, working with management and other directors to develop agendas for meetings of the board of directors, helping build consensus on proposed actions of the board of directors, and serving as the chair of meetings of the board of directors.

We believe that having a non-management Chairman serves to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in our best interests and those of our stockholders. Although he is not “independent” within the meaning of the NYSE listing standards, we believe Mr. Chiasson’s familiarity with the operations and management of the Company, gained while serving as the Company’s chief executive officer and chief financial officer, provides insight to the Company’s strategic and operational plans and also enables him to effectively consult with senior management and members of the board of directors to facilitate regular, open and direct communication between directors and our management.

Thomas J. Kalinske, who served as our chief executive officer from September 1997 to March 2002 and again from February 2004 to July 2006, serves as the Vice Chairman of the Board. Although the role of Vice Chairman has no defined duties in our corporate governance documents, Mr. Kalinske’s vast experience and contacts in the industry enable him to be an effective representative of the Company.

Board Meetings and Executive Sessions

During the fiscal year ended December 31, 2012, the board of directors held 12 meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors, and of the committees on which the director served that were held during the portion of the last fiscal year in which he was a director or committee member, except for Dr. Mitchell. Dr. Mitchell was on sabbatical during the latter part of 2012 and was unable to attend some of the meetings of the board of directors during that time. Board members are expected to regularly attend all meetings of the board of directors and committees on which they serve. Directors are also invited to attend the Company’s annual meeting of stockholders, but attendance is not mandatory. In 2012, only Mr. Chiasson attended the annual meeting of stockholders.

Our Chairman presides over all executive sessions of the board of directors. Since our Chairman is not an independent director under NYSE standards, for all independent executive sessions (meetings of the non-management directors who are also independent directors) of the board of directors, or if our Chairman is otherwise absent from an executive session of the board of directors, the remaining directors select a temporary chairman to lead the meeting. For executive sessions of committees, the chair of the committee presides over all executive sessions of his committee. If a committee chair is absent for a committee executive session, the remaining committee members determine as a group the presiding director for executive sessions on a case-by-case basis.

Role of Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management. The Company has built internal processes and a strong internal control environment which facilitate not only the identification and management of risks, but also regular communication with and oversight by the board of directors in this regard.

The Company’s internal audit function oversees an enterprise risk management program and the Company maintains a Compliance Committee consisting of the chief financial officer, the general counsel, the vice president of human resources and the director of internal audit. The Compliance Committee reports directly to the chair of the audit committee. In addition, the Company has regular internal management disclosure committee meetings, maintains a Code of Business Conduct and Ethics, product quality standards and processes and a variety of other policies and procedures designed to control and minimize risk. Management communicates routinely with the board of directors, board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management on these and other risk-related topics.

The board of directors implements its risk oversight function both as a whole and through delegation to board committees, which meet regularly and report back to the full board. All committees play significant roles in carrying out the risk oversight function. The board and its committees’ risk oversight function includes the following:

•	The board of directors monitors and evaluates the effectiveness of the Company’s internal controls and the enterprise risk management program at least annually and the audit committee does so at least quarterly. At audit committee meetings, the committee reviews our risk management policies and processes and material risk exposures in depth, including financial risk exposures facing our business, in addition to monitoring our compliance with legal and regulatory requirements. Audit committee meetings generally include extensive discussion between the committee members and our internal and external auditors, legal advisors and operational leads regarding the material risks identified by these parties in their capacities as advisors to or leaders of LeapFrog, and how we plan to address them. In addition, such reviews include evaluating the effectiveness of our risk management processes and how to improve them if necessary.
•	The full board of directors engages in extensive discussions with our executive team on a regular basis concerning the risks facing the Company and how best to manage them. Board of directors meetings generally include detailed discussion among board members, management and professional advisors regarding material risks we face as an enterprise, including operational and financial risks. Our management provides information to the board of directors regarding our approach to material risks, both at meetings and in regular informal discussions, and takes extensive guidance from the board of directors in decision-making with respect to such matters.
•	The board of directors and audit committee generally review the disclosures in our Annual Report on Form 10-K, including the risk factors. The audit committee reviews the Annual Report on Form 10-K in detail and also reviews and discusses with management the disclosures in our Quarterly Reports on Form 10-Q and holds extensive discussions with management concerning whether all material risks have been identified. The discussion also provides a mechanism by which board members can ask questions of our executive team concerning material risks we face and how we plan to manage them, and guide management’s actions with respect to such risk management.
•	Our internal audit department and any internal audit consulting firm reports directly to the audit committee of the board of directors on the adequacy and effectiveness of our system of internal control and risk management systems. The audit committee guides management and board of directors decisions concerning financial and operational matters based on the reports regarding risk management priorities. This information is delivered to the audit committee during the regular portion of the meeting and in a separate discussion among our audit committee members, internal audit representatives and external auditors during executive sessions of the audit committee.
•	Our compensation committee reviews our compensation philosophy and programs with our management and external compensation consultants, and, in approving such programs, considers whether and to what extent they have a potential to encourage excessive risk-taking by our employees, including our executives. In addition, the committee monitors these programs to evaluate on a regular basis whether the philosophy and programs provide an appropriate balance of incentives and do not encourage employees to take unreasonable risks.
•	Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. The committee also helps ensure that we are prepared to deal with risks and crises by evaluating the individual capabilities of the directors, nominating directors with risk management experience, recommending appropriate committee structure and composition and considering the time each director and nominee has to devote to the Company. The committee also works with our management to establish orientation programs for new directors and evaluates the effectiveness of our board of directors and its committees.

COMMITTEES OF THE BOARD

In 2012, our board of directors had three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The following table provides membership and meeting information for each of the board committees in 2012:

Member of our board of directors in 2012	Audit		Compensation		Nominating and Corporate Governance
Thomas J. Kalinske					X	(1)
Paul T. Marinelli					X	(2)
Stanley E. Maron	X		X		X
E. Stanton McKee, Jr.	X	*	X
David C. Nagel			X	*(2)
Randy O. Rissman			X	*(1)
Philip B. Simon			X	(2)
Caden C. Wang	X				X	*
Total meetings in fiscal 2012	5		10		4

*	Committee chair in 2012
(1)	Indicates committee service after June 2012.
(2)	Indicates committee service until June 2012.

The board of directors concluded that each of the board members currently serving on a committee is “independent” as defined in the NYSE listing standards. The committees on which Messrs. Simon and Marinelli previously served (the compensation committee and nominating and corporate governance committee, respectively) were not required to be composed entirely of independent directors until December 27, 2012, because we were a “controlled company,” as discussed in more detail above under “Board of Directors and Corporate Governance — Board of Directors — Independence of the Board of Directors.” As the result of changes in our committee memberships, the committees consisted entirely of independent directors by June 2012, in compliance with NYSE listing standards.

Below is a description of each committee of the board of directors.

Audit Committee

The audit committee of our board of directors was established by our board of directors in accordance with Section (3)(a)(58)(A) of the Exchange Act, and oversees our corporate accounting and financial reporting process and the audits of our financial statements. For this purpose, the audit committee performs several functions. Among other things, the audit committee:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
•	determines the engagement of the independent registered public accounting firm;
•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement as required by law;
•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;
•	reviews, assesses and approves the annual audit plan for our internal audit function;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	reviews the financial statements to be included in LeapFrog’s Annual Report on Form 10-K (and recommends to the board inclusion of the audited financial statements in the annual report) and in LeapFrog’s quarterly reports on Form 10-Q and other financial disclosures;
•	discusses policies with respect to risk assessment and risk management;
•	assists in board oversight of our compliance with legal and regulatory requirements; and
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the reviews of LeapFrog’s quarterly financial statements.

The audit committee is currently composed of three directors: Messrs. McKee (Chair), Maron and Wang. The audit committee met five times during our 2012 fiscal year. The board has determined that all members of LeapFrog’s audit committee are independent (as defined in Section 303A.02 of the NYSE listing standards) and meet the independence requirements for audit committee members as set forth in Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b) promulgated under the Exchange Act. None of our audit committee members simultaneously serves on the audit committees of more than three companies. Our board of directors has determined that Mr. McKee, the Chair of our audit committee, and Mr. Wang, each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. In doing so, the board of directors made a qualitative assessment of Messrs. McKee’s and Wang’s level of knowledge and experience based on a number of factors, including their formal education and experience, in the case of Mr. McKee, as a chief financial officer for a public reporting company, and in the case of Mr. Wang, as chief financial officer for various privately-held companies and as the chair of the audit committee of another public reporting company.

The audit committee has adopted a written audit committee charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE(1)

The audit committee has reviewed and discussed with LeapFrog’s management the company’s audited consolidated financial statements for the fiscal year ended December 31, 2012. The audit committee has also discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

E. Stanton McKee, Jr. (Chair)
Stanley E. Maron
Caden C. Wang

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act of 1933, as amended, or the Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Compensation Committee

The compensation committee has the authority to review and approve the overall compensation strategy and policies for LeapFrog. This role includes review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, and the compensation and other terms of employment of our CEO. In addition, the compensation committee administers LeapFrog’s equity incentive and stock purchase plans and other similar programs. The compensation committee has authority to form and delegate authority to subcommittees, as appropriate. See the section entitled “Executive Compensation — Compensation Discussion and Analysis” for more information about the scope of the compensation committee’s work.

The performance compensation award subcommittee of the compensation committee was established to provide greater assurance that equity compensation awards would, if intended to do so, fit within the appropriate exemptions from the “short-swing profits trading” rules of the Exchange Act and the deduction limits of Section 162(m) of the Internal Revenue Code. Prior to its dissolution, the performance compensation award subcommittee was authorized to approve and grant equity awards to employees who were not within the discretionary award authority of the non-executive officer stock award committee, as well as any other equity awards or performance-based compensation awards deemed appropriate by the compensation committee or the full board of directors. Prior to its dissolution, the performance compensation award subcommittee was composed of Messrs. Nagel, McKee and Maron. Due to the change in composition of our compensation committee to consist entirely of independent directors within the meaning of Rule 303A of the NYSE listing standards, non-employee directors within the meaning of Exchange Act Rule 16b-3 and outside directors under the regulations promulgated under Section 162(m) of the Internal Revenue Code, our board of directors and the compensation committee determined that the performance compensation award subcommittee was no longer necessary and it was dissolved in June 2012.

Our board of directors had also established a non-executive officer stock award committee, the sole member of which was our CEO. Prior to its dissolution in November 2012, this committee granted equity awards to employees who were not executive officers (as that term is defined in Section 16 of the Exchange Act and Exchange Act Rule 16a-1) of the Company, provided that this committee was authorized to grant only stock awards that met the equity budget and stock award grant guidelines approved by the compensation committee. These guidelines set forth the number of shares that may be granted to persons based on job title and level and the total number of shares that may be granted in any given year. After November 2012, that power was delegated to a management committee, consisting of our CEO and our CFO, pursuant to Delaware General Corporation Law Section 257(b).

The compensation committee reviews and considers evaluations and recommendations from our CEO submitted to the compensation committee and the compensation consultant engaged by the committee with respect to the compensation of our other executive officers. The compensation committee reviews and considers evaluations and recommendations from the compensation consultant engaged by the committee and from our board of directors with respect to the compensation of our CEO. Our CEO is not present during any deliberations or decisions concerning his compensation.

The compensation committee is authorized under its charter to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants that the compensation committee considers necessary or appropriate in the performance of its duties. During the past fiscal year, the compensation committee directly engaged Compensia, Inc. as its compensation consultant. The compensation committee requested that the compensation consultant evaluate LeapFrog’s compensation practices and assist in developing and implementing our executive compensation program and philosophy. Compensia developed a compensation peer group and performed analyses of the competitive performance and compensation levels of the companies in the peer group. Having been previously engaged by the compensation committee, Compensia is familiar with LeapFrog’s business operations and strategy, key performance metrics and target goals and the labor markets in which we compete. Compensia developed recommendations that were reviewed and approved by the compensation committee for 2012. The specific tasks and responsibilities in implementing the directive of the compensation committee are described in greater detail under the heading “Compensation Discussion and Analysis” below in this proxy statement.

Compensia (including its affiliates) did not perform any services for the Company or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans and providing information on industry and peer group pay practices, which services were provided directly to the compensation committee.

Among other considerations in administering our compensation programs, the compensation committee considers whether and to what extent such programs have a potential to encourage excessive risk-taking by our employees, including our executive officers. Specific features of our compensation program and plans identified by the compensation committee as discouraging or potentially mitigating excessive risk-taking behavior include:

•	Annual base salary, which is fixed compensation, constitutes the primary component of compensation for all employees, including for sales personnel and executives;
•	Performance-based bonuses are primarily designed to reward corporate performance, rather than purely individual performance;
•	In general, employees, including sales personnel, earn annual base salaries and are eligible for bonuses based on individual sales performance and Company performance rather than being paid on a commission basis;
•	Our internal controls over financial reporting and the measurement and calculation of compensation goals, such as corporate performance measures, and other financial, operational, and compliance policies and practices are designed to prevent compensation programs from being susceptible to manipulation by any employee; and
•	Our compensation programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based bonuses, which generally focus on annual performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on long-term performance.

The compensation committee monitors our compensation programs to evaluate, on a regular basis, whether they provide an appropriate balance of incentives and whether they discourage employees from taking unreasonable risks. Based on these assessments in February 2012, the board of directors and the compensation committee concluded that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

The compensation committee is currently composed of three directors, Messrs. Rissman (Chair), Maron, and McKee. Our board of directors has determined that all members of the compensation committee are independent (as independence is defined in the NYSE listing standards). The compensation committee met ten times during 2012. The compensation committee has adopted a written charter that is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

Messrs. Rissman, Maron, McKee, Nagel and Simon served on our compensation committee during all or some portion of 2012, as indicated in the table above. During the fiscal year ended December 31, 2012, none of these directors was an officer or employee of LeapFrog or any of our subsidiaries, nor are any of these directors former officers of LeapFrog or any of our subsidiaries.

None of our other executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board of directors is responsible for identifying, reviewing and evaluating candidates to serve as directors on our board of directors (consistent with criteria approved by the board of directors), reviewing and evaluating incumbent directors, recommending to the board of directors for selection candidates for election to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of the board of directors, reviewing the compensation paid to non-employee directors for their service on our board of directors and its committees, and developing a set of corporate governance principles.

When searching for new board members, the nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board for next year’s annual meeting of stockholders may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608, by December 26, 2013. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Class A or Class B common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Our nominating and corporate governance committee is currently composed of three directors, Messrs. Wang, Kalinske and Maron. The board of directors has determined that all current members of the nominating and corporate governance committee are independent (as defined in the NYSE listing standards). The nominating and corporate governance committee met four times during our 2012 fiscal year. Our nominating and corporate governance committee charter is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our board of directors has adopted written Corporate Governance Guidelines to assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders and set forth the role of the board of directors and guidelines for other areas of corporate practice of the Company.

The guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection. The guidelines state that, when evaluating the suitability of individual candidates for board membership, the nominating and corporate governance committee, together with the board of directors, will assess the independence, character and acumen of candidates to collectively establish a diversity of background and experience in areas relevant to our business. Board membership qualifications include (i) any director “independence” requirements of the NYSE and other membership qualifications, including having sufficient time to devote to the affairs of the Company, (ii) demonstrated excellence in his or her field, (iii) having the ability to exercise sound business judgment and (iv) having the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of LeapFrog and the long-term interests of stockholders. The guidelines state that in conducting this assessment, the nominating and corporate governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and LeapFrog, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to LeapFrog during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence.

While our board of directors and nominating and corporate governance committee do not have a policy regarding the consideration of diversity in identifying director nominees, the guidelines allow the nominating and corporate governance committee to include in its consideration of director candidates an assessment of the current composition of the board of directors, and how it may be possible to strengthen the diversity of the board of directors by adding individuals who could add to the breadth of the overall experiences and perspectives of the board of directors. This may include selecting candidates with gender, ethnic, national or other backgrounds that are different from those already represented on the board of directors at the time of consideration.

The guidelines provide that the board of directors should have at least four regular meetings each year, although in practice the board of directors regularly holds meetings more frequently. The guidelines also provide that the board of directors and its committees may take action by unanimous written consent. The guidelines establish that members of the board of directors have complete and open access to the Company’s management and employees. The guidelines also provide for an annual review of the chief executive officer’s performance, as well as for the establishment of plans and policies for succession. The nominating and corporate governance committee assists the board in implementing and adhering to the guidelines.

Our Corporate Governance Guidelines, as well as the charters for each committee of the board of directors, are posted on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” In addition, stockholders may obtain a print copy of our Corporate Governance Guidelines as well as the charters of our audit committee, compensation committee and nominating and corporate governance committee by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608.

Code of Ethics

We have adopted the LeapFrog Code of Business Conduct and Ethics that applies to all officers, directors and employees. Our Code of Business Conduct and Ethics is available on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.” Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics by writing to our Corporate Secretary at 6401 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on the investor relations section of our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

Our board of directors has approved a written policy regarding transactions with related persons that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which LeapFrog and any “related person” (as defined below) are participants. Transactions involving compensation for services provided to LeapFrog as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or holder of more than 5% of the stock of LeapFrog (as determined by the combined voting power of all classes of stock), including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our board of directors for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to LeapFrog of the transaction and whether any alternative transactions were available. In considering related-person transactions, the board takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to LeapFrog, (b) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. If a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the board of directors must look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of LeapFrog and its stockholders, as the board of directors determines in the good-faith exercise of its discretion.

Certain Related-Person Transactions

In 2012, we purchased software products and support services from Oracle Corporation and its affiliated entities totaling approximately $2.9 million. According to a Schedule 13G filed with the SEC on February 14, 2013, Lawrence J. Ellison, Chief Executive Officer of Oracle Corporation, beneficially owned as of that date approximately 23.9% of Oracle Corporation’s outstanding common stock. Mollusk Holdings is an entity controlled by Mr. Ellison. As of March 31, 2013, Mr. Ellison may be deemed to have had or shared the power to direct the voting and disposition and, therefore, to have beneficial ownership, of 1,167,893 shares of our Class A common stock, which represents approximately 1.1% of the combined voting power of our Class A common stock and Class B common stock and would, therefore, not be considered a “related person” under SEC rules. During 2012, however, and at the time that certain of the transactions described above occurred, Mr. Ellison’s beneficial ownership was as high as 3,750,000 shares of our Class A common stock and 6,717,893 shares of our Class B common stock, which represented at such time approximately 42.72% of the combined voting power of our Class A common stock and Class B common stock, thus making him a “related person” under SEC rules.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

LeapFrog’s board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors, including the Chairman, or to the non-management or independent directors generally. Stockholders and other interested parties who wish to communicate with the board of directors or any of the directors may do so by sending written communications addressed to the Corporate Secretary of LeapFrog at 6401 Hollis Street, Suite 100, Emeryville, California 94608. The board of directors has established procedures to deal with all direct communications. The board of directors has directed that all communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors on a periodic basis. These communications will be reviewed by our Corporate Secretary, who will determine whether they should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the board of directors. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the audit committee in accordance with the procedures set forth in this paragraph that relate to accounting, internal accounting controls or auditing matters involving LeapFrog will be promptly and directly forwarded to the audit committee. A summary of these communication procedures is posted on our website at www.leapfroginvestor.com under the heading “Corporate Governance.”

DIRECTOR COMPENSATION

During the fiscal year ended December 31, 2012, our non-employee directors who served during 2012 received the following compensation for their service on our board of directors.

Director Compensation for Fiscal Year 2012

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	Total ($)
William B. Chiasson	60,000	49,982	50,016	159,998
Thomas J. Kalinske	41,593	37,492	37,506	116,591
Paul T. Marinelli	43,407	37,492	37,506	118,405
Stanley E. Maron	75,000	37,492	37,506	149,998
E. Stanton McKee, Jr.	80,000	37,492	37,506	154,998
Theodore R. Mitchell(5)(6)	10,000	100,001	99,860	209,861
David C. Nagel(7)	37,473	—	—	37,473
Randy O. Rissman	44,780	34,372	34,374	113,526
Philip B. Simon(7)	34,066	—	—	34,066
Caden C. Wang	70,000	37,492	37,506	144,998

(1)	Reflects board retainer fees, as well as committee, committee chair and subcommittee retainer fees, as described more fully below under the heading “Discussion of Director Compensation.”
(2)	At December 31, 2012, the following non-employee directors each held stock awards and stock options covering the following aggregate numbers of shares:

	Stock Awards (number of shares)			Stock Options (number of shares)
Name	Vested	Unvested	Total Outstanding	Vested	Unvested	Total Outstanding
William B. Chiasson	—	4,806	4,806	363,596	20,868	384,464
Thomas J. Kalinske	—	3,605	3,605	193,442	9,192	202,634
Paul T. Marinelli	—	3,605	3,605	99,538	9,192	108,730
Stanley E. Maron	20,000	3,605	23,605	114,388	9,192	123,580
E. Stanton McKee, Jr.	25,000	3,605	28,605	114,052	9,192	123,244
Theodore R. Mitchell	—	9,533	9,533	2,303	14,284	16,587
David C. Nagel	—	—	—	—	—	—
Randy O. Rissman	—	22,137	22,137	23,880	39,185	63,065
Philip B. Simon	—	—	—	—	—	—
Caden C. Wang	20,000	3,605	23,605	119,437	9,192	128,629
(3)	The amounts reported for the stock awards and stock options are based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the stock awards and stock options are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 which was filed with the SEC on March 11, 2013.
(4)	In July 2012, each of our non-employee directors elected at the 2012 annual meeting of stockholders was automatically granted an annual RSU award and stock option pursuant to either LeapFrog’s Non-Employee Director Stock Award Plan or the LeapFrog 2011 Equity and Incentive Plan. The stock options were granted at an exercise price of $10.40 per share. The awards vest on May 31, 2013, the last day of the month prior to the month of our 2013 annual meeting of stockholders, which is June 5, 2013. The grant date fair value of each of these RSU awards and stock options, as calculated under FASB ASC Topic 718 for financial statement reporting purposes, was as follows:

Name	Restricted Stock Unit Awards (Number of Shares)	Grant Date Fair Value ($)	Stock Option Awards (Number of Shares)	Grant Date Fair Value ($)
William B. Chiasson	4,806	49,982	8,368	50,016
Thomas J. Kalinske	3,605	37,492	6,275	37,506
Paul T. Marinelli	3,605	37,492	6,275	37,506
Stanley E. Maron	3,605	37,492	6,275	37,506
E. Stanton McKee, Jr.	3,605	37,492	6,275	37,506
Randy O. Rissman	3,305	34,372	5,751	34,374
Caden C. Wang	3,605	37,492	6,275	37,506
(5)	Reflects cash compensation paid to Dr. Mitchell for a partial year of service on our board of directors. Dr. Mitchell was appointed to our board of directors on June 28, 2012.
(6)	Reflects the initial equity awards granted to Dr. Mitchell. All directors are entitled to certain initial awards upon joining the board of directors, as described more fully below under the heading “Discussion of Director Compensation.”
(7)	Reflects cash compensation paid for a partial year of service on our board of directors. Messrs. Nagel and Simon served on our board of directors until June 5, 2012. As a result of their departure from our board of directors, neither Dr. Nagel nor Mr. Simon received an equity award during 2012.

Discussion of Director Compensation

For 2012, we paid the following annual retainer fees to the members of our board of directors:

•	Each non-employee director received an annual retainer of $40,000; except the Chairman of the board of directors who received an annual retainer of $60,000;
•	Each non-employee director who served as a member of the audit committee received an annual retainer of $20,000, except the Chair of the audit committee who received an annual retainer of $30,000;
•	Each non-employee director who served as a member of the compensation committee received an annual retainer of $10,000, except the Chair of the compensation committee who received an annual retainer of $15,000; and
•	Each non-employee director who served as a member of the nominating and corporate governance committee received an annual retainer of $5,000, except the Chair of the nominating and corporate governance committee who received an annual retainer of $10,000.

Retainers are paid in quarterly installments in arrears. In cases where a non-employee director served for a part of the year in a capacity entitling him to a retainer, the retainer was pro-rated to reflect his period of service in that capacity. In the fiscal year ended December 31, 2012, the total cash compensation paid to non-employee directors was $496,319. The members of our board of directors are also eligible for reimbursement of their expenses incurred in attending board meetings.

Director equity awards were previously granted under LeapFrog’s 2002 Non-Employee Director Stock Award Plan, or NEDSAP. In October 2011, our board of directors adopted resolutions stating that (i) upon depletion of the NEDSAP share reserve, the NEDSAP would be suspended and no new equity awards would be granted thereunder and (ii) upon suspension of the NEDSAP, all future equity awards to members of our board of directors would be made under the LeapFrog 2011 Equity and Incentive Plan, or 2011 Plan.

The NEDSAP provided for an initial stock award upon being elected to our board of directors and annual stock awards on the first day of the month following the annual meeting of stockholders each year in amounts to be determined by board resolution. In June 2011, our board of directors passed a resolution providing that the initial awards for non-employee directors would have an accounting value of $200,000 and that the annual awards for non-employee directors would have an accounting value of $75,000, except that the accounting value of the annual award to the Chairman of the Board is $100,000. For both the initial and the annual award, 50% of the value of such award is granted in the form of a stock option and 50% of such award is granted in the form of an RSU award. The accounting value of these stock awards is calculated using the same methodology as is applied by LeapFrog for purposes of determining the accounting charge associated with all equity awards to employees and directors. In October 2011, our board of directors adopted a resolution that this same methodology would be used to grant equity awards to directors under the 2011 Plan upon suspension of the NEDSAP.

The exercise price of stock options granted to directors is 100% of the fair market value of the Class A common stock subject to the option on the date of the option grant. Stock options granted pursuant to initial awards to directors vest in equal monthly installments over a three-year period in accordance with their terms. RSU awards granted pursuant to initial awards to directors vest as to one-third of the shares subject to such awards on each annual anniversary of the grant over a three-year period in accordance with their terms. Stock awards granted pursuant to annual awards to directors vest on the last day of the month prior to the month in which the annual meeting of stockholders occurs on the year following the year of such annual grant. For example, stock awards granted pursuant to the annual grant in 2012 will vest on May 31, 2013.

The term of stock options granted to directors is 10 years unless earlier terminated based on termination of continuous service or other conditions. In the event of a merger of LeapFrog with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction, the vesting of stock options and stock awards granted to directors will accelerate and become fully vested and immediately exercisable, if, as of the completion of the change-in-control transaction or within 12 months of such transaction, the non-employee director’s service terminates, provided that such acceleration will not occur if the termination was a result of the non-employee director’s resignation (other than any resignation contemplated by the terms of the change-in-control transaction or required by LeapFrog or the acquiring entity pursuant to the change in control).

As a result of the annual grants to the members of our board of directors in July 2012, the share reserve of the NEDSAP was depleted and the NEDSAP was automatically suspended. All existing awards granted under the NEDSAP will continue to be governed by the terms of the NEDSAP. Upon suspension of the NEDSAP, all equity awards to members of our board of directors are made under the 2011 Plan. All existing director awards granted under the 2011 Plan will be governed by the terms of the 2011 Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, provides a detailed description of our executive compensation philosophy and program, the compensation decisions the compensation committee has made under this program and the factors considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for 2012, who were:

Name	Title
John Barbour	Chief Executive Officer
Raymond L. Arthur	Chief Financial Officer (as of July 2012)
Mark A. Etnyre	former Chief Financial Officer (until July 2012)
Gregory B. Ahearn	Chief Marketing Officer
Michael J. Dodd	President and Chief Operating Officer
Christopher Spalding	Senior Vice President and Managing Director, EMEA

Executive Compensation Philosophy

Our philosophy is to provide total compensation to our executives, including our named executive officers, that reasonably, equitably and responsibly meets the following objectives:

•	Motivates our executives to achieve or exceed established individual goals that should result in meeting or exceeding established Company operating targets and guidance provided to our analysts and stockholders;
•	Aligns the current contributions of our executives with the long-term interests of our stockholders;
•	Ensures an adequate portion of executive total compensation is based on the achievement of overall Company performance targets, as well as short-term and long-term individual goals;
•	Provides reasonable, equitable and responsible bonus opportunities that will maintain individual executive compensation at established competitive levels for an agreed-upon peer group; and
•	Avoids incenting excessive risk-taking.

We implement this philosophy through the following key principles:

•	Provide a balanced mix of cash and equity-based compensation that we believe is suitable to motivate our executives to achieve our financial and strategic goals while aligning their short-term and long-term interests with the interests of our stockholders;
•	Ensure that a significant portion of each executive’s total compensation is “at risk,” subject primarily to our overall performance and secondarily to his or her achievement of short-term and long-term individual goals;
•	Pay base salaries that are competitive with the salaries in effect at companies with which we compete for talent;
•	Provide annual bonus opportunities that motivate our executives to achieve or exceed established operating goals and generate rewards that maintain their total compensation at competitive market levels;
•	Provide equity-based incentive compensation that motivates our executives over the long term to respond to our business opportunities and challenges as stakeholders in our Company;
•	Maintain unvested equity value as a percentage of base salary at a sufficient level to provide a significant retention motivation;

•	Target the key elements of executive compensation (base salary, annual bonus opportunity and equity incentive awards) to provide total compensation packages for our executives individually and as a group at approximately the 50th percentile of our direct peer group;
•	Provide flexibility such that target compensation for individual executives may vary above or below the median based on a variety of factors, such as the executive’s skill set relative to his or her peers, experience and time in the executive’s position, the importance of the executive’s role to us, the difficulty of replacement, the executive’s performance and internal pay equity considerations; and
•	Ensure our compensation plans and arrangements avoid incentives that might lead to excessive risk-taking.

Executive Compensation Considerations

  Role of Compensation Committee and Management

Our compensation committee is responsible for the design, implementation, and oversight of our executive compensation program. Generally, our CEO makes recommendations to the compensation committee regarding the short-term and long-term compensation for our executives, including our named executive officers (other than with respect to his own compensation). These recommendations are based on his assessment of our financial and operational results, each executive’s contribution to these results, the executive’s progress toward achieving his or her individual goals, and input from the compensation consultant retained by the compensation committee to provide information on competitive market practices. The compensation committee’s decisions regarding our CEO’s compensation are based on its assessment of our financial and operational results, his contributions to these results, and, to a lesser extent, his progress toward achieving his individual goals, and information on competitive market practices.

  Role of Compensation Consultant

The compensation committee engaged Compensia, Inc., or Compensia, a national compensation consulting firm, to provide advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. Compensia assisted in the preparation of compensation materials on executive compensation proposals in advance of compensation committee meetings, including changes to compensation levels for our executives, the design of our equity programs and other executive benefit programs. In addition, Compensia reviewed and advised the compensation committee on compensation materials relating to executive compensation prepared by management for its consideration.

As part of our annual executive compensation review process, Compensia, under the direction of the compensation committee, conducted a review of the competitiveness of our executive compensation program, including base salaries, annual bonus opportunities, equity awards, and other executive benefits, by analyzing the compensation practices of the companies in our compensation peer group (as described below), as well as data from third-party compensation surveys. The compensation committee used the results of this analysis to assess the competitiveness and risks of our executives’ total compensation packages.

Based on the consideration of the various factors as set forth in the rules of the SEC, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

  Use of Competitive Data

To monitor the competitiveness of our executives’ compensation, the compensation committee uses a compensation peer group that reflects the pay of executives in comparable positions at similarly situated companies. Typically, this compensation peer group, or the Peer Group, is composed of a cross-section of direct competitors, as well as companies in relevant industries with a focus on software, educational and leisure products. The Peer Group consists of both “direct peers” and “industry reference peers.”

The direct peers are publicly-held companies with market capitalizations and net revenues similar to our own and which operate in relevant industries. The direct peers are companies which the compensation committee uses to determine the competitiveness of our executive and director compensation programs. To be included in the direct peer group, a company should be in the software, educational or leisure products industries, have net revenue in the range of $200 – 800 million and have a market capitalization between $200 million and $1 billion. These criteria represent general guidelines; not all of the Company’s direct peers will meet all selection criteria. Given the limited number of directly comparable companies, the selection criteria have been broadened for those companies that are the closest fits from an industry perspective.

The following companies were approved by our compensation committee in February 2012 as our direct peer group for 2012:

Demand Media	JAKKS Pacific	K12
RealNetworks	Rosetta Stone	Shutterfly
Skullcandy	Take-Two Interactive Software	TiVo
Universal Electronics

In addition, an industry reference group is used as a secondary reference point for our executive and director compensation programs to identify compensation design trends and “best practices” in our industry. For 2012, the industry reference group was comprised of Activision Blizzard, Electronic Arts, Hasbro and Mattel, companies that provide software and/or children’s products. Although they operate in a relevant business or industry, these companies are included in the industry reference group rather than the direct peer group because they are significantly larger than we are and were not within the targeted range for net revenue or market capitalization.

While the compensation committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting compensation due to the unique nature of our business, it considers this information to be a valuable reference during its decision-making process. In addition to reviewing analyses of compensation data from the Peer Group, the compensation committee employs the collective experience and judgment of its members and advisors (including Compensia, management and the Company’s human resource department) in determining the total compensation and the various components provided to our executives.

For 2012, the compensation committee directed Compensia to conduct an analysis of the compensation of our executives using data compiled from the Peer Group, supplemented with data from the Radford 2011 High Technology Executive Compensation Survey, a broad-based third-party survey that reflects widespread compensation practices among more than 700 high-technology companies. This analysis, which was updated in February 2012, indicated that, while cash compensation and target total cash compensation for our executives was near the market median, the value of equity awards tended to bring their target total direct compensation below the market median, as summarized in the table below.

Element of Compensation	Percentile of the Competitive Market (average of all executives)
Base Salary	45th percentile
Target Total Cash Compensation	55th percentile
Target Total Direct Compensation*	25th percentile

*	Equals the sum of target total cash compensation and the value of annual equity awards.

  Compensation Design and Mix

Each year, the compensation committee evaluates the total compensation of our executives with respect to our overall Company performance, individual performance, changes in scope of responsibility and any changes in the competitive market for each position. The compensation committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the compensation committee uses the compensation data provided by Compensia to determine the appropriate level and mix of incentive compensation, taking into consideration how that mix creates or awards incentives that might lead to excessive risk-taking. In general, the level of an executive’s variable compensation opportunity (short-term and long-term incentive compensation) increases with his or her level of responsibility. However, the compensation committee is careful (i) not to increase the variable compensation component to such an extent so as to unduly increase the associated level of risk-taking behavior by our executives and (ii) to select performance criteria for the variable compensation component that aligns individual performance with long-term stockholder interest.

  Risk Considerations

Members of our senior management, including the CEO, CFO and general counsel, along with members of our human resources department, with oversight by the compensation committee, reviewed our compensation programs and policies to determine whether the incentives provided by these programs and policies were appropriate or had the potential to encourage excessive risk-taking by our employees. This assessment was discussed at and in conjunction with board of directors and compensation committee meetings held in February 2012, and at a special risk review session of the board of directors in July 2012.

Our risk assessment focused on the key terms of the Company’s equity compensation and variable cash compensation programs, such as bonus plans. Our compensation programs were analyzed to determine whether they introduced or encouraged excessive risk-taking or other behaviors that could have an adverse impact on our business and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. In particular, the risk assessment focused on the ability of participants to affect the level of the variable component of their compensation and the controls over participant action and variable compensation. For more general information regarding the features of our compensation plans and programs that have been identified as discouraging or potentially mitigating excessive risk-taking behavior, see the information discussed under the heading “Compensation Committee” earlier in this proxy statement.

The compensation committee determined that our compensation programs do not encourage excessive risk-taking by our executives and instead encourage behaviors that support sustainable value generation.

  Advisory Vote on Executive Compensation

At the time of our last advisory vote on executive compensation, at the 2011 annual meeting of stockholders, three years was selected as the preferred frequency of future say-on-pay votes by over 90% of the votes cast. Accordingly, our board of directors did not hold an advisory vote on the compensation paid to our named executive officers in 2012. Consistent with the recommendation of the stockholders, the board of directors currently plans on holding its next say-on-pay vote at our 2014 annual meeting of stockholders.

At our 2011 annual meeting of stockholders, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote. Over 99% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2011 proxy statement. Our board of directors and compensation committee reviewed these vote results and determined that such results affirmed stockholder support of our overall approach to executive compensation and thus we have not made any changes to our executive compensation program or related policies directly in response to the vote results.

Elements of Executive Compensation

The compensation committee uses a mix of cash and equity compensation, along with severance, health, and other benefits, to develop total compensation packages for our executives that meet our compensation objectives. The elements of our executive compensation program are:

•	Base salary;
•	Performance-based and other bonuses;
•	Equity incentive awards;
•	Severance benefits; and
•	Other benefits.

  Base Salary

The compensation committee reviews and adjusts, as necessary or appropriate, the base salaries of our executives, including our named executive officers, on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making its determinations, the compensation committee considers several factors, including our overall financial performance, individual performance, the executive’s potential to contribute to our long-term strategic goals, his or her scope of responsibilities and experience and competitive market practices for base salary.

There were no base salary changes for our named executive officers in 2012.

  Performance-Based and Other Bonuses

We use performance-based cash bonuses to drive achievement of key business results and to recognize individuals based on their contribution to those results. These bonuses are granted under the provisions of the LeapFrog 2011 Equity and Incentive Plan, or the 2011 Plan. The amount of these bonuses is determined based on a combination of the Company’s performance against pre-established financial goals and each executive’s performance against individual goals.

The following formula is used to calculate the performance-based bonuses awarded to each executive, including each named executive officer.

Base Salary    X    Target Percentage of Base Salary    X    Performance Multiplier (0-150%)

The target bonus percentage for our named executive officers is a percentage of their base salaries earned during the fiscal year. These target bonus percentages are established in each executive’s employment agreement or offer letter (or amendment) and are based on competitive market practices for each individual’s position.

The Performance Multiplier is calculated by the compensation committee based on the level of achievement of the Company’s performance against pre-established financial goals and each executive’s performance against his or her individual goals. The Performance Multiplier can fall within a range of 0 – 150% and is based on the goals described below.

The following table shows how the formula is applied to determine the range of the potential performance-based bonus awards under the formula for each named executive officer for 2012.

Name	Base Salary Earned in 2012		X	Bonus Target (Percentage of Salary)	X	Performance Multiplier		Potential 2012 Performance-Based Bonus
Mr. Barbour	$575,000		X	100%	X	0 – 150%	=	$0 – 862,500
Mr. Arthur	$240,625	(1)	X	75%	X	0 – 150%	=	$0 – 270,703
Mr. Etnyre	$188,596	(2)	X	65%	X	0 – 150%	=	$0 – 183,881
Mr. Ahearn	$284,375	(3)	X	75%	X	0 – 150%	=	$0 – 319,922
Mr. Dodd	$408,000		X	75%	X	0 – 150%	=	$0 – 459,000
Mr. Spalding	$310,782	(4)	X	50%	X	0 – 150%	=	$0 – 233,087

(1)	Mr. Arthur’s annual base salary is $525,000. The amount reported was the base salary earned by Mr. Arthur during his partial year of employment with LeapFrog in 2012, which began on July 16, 2012.
(2)	The amount reported was Mr. Etnyre’s base salary earned through August 6, 2012. Pursuant to the terms of his separation agreement, Mr. Etnyre was eligible to receive a prorated portion of his annual bonus through August 6, 2012.
(3)	Mr. Ahearn’s annual base salary is $525,000. The amount reported was the base salary earned by Mr. Ahearn during his partial year of employment with LeapFrog in 2012, which began on June 18, 2012.
(4)	Assumes a conversion rate of Pounds Sterling to US Dollars of 1:1.5539.

Performance Objectives and the Performance Multiplier

The Performance Multiplier is calculated by adding the level of achievement of the different components of the performance-based bonus objectives. For each named executive officer, the bonus objectives consisted of a Company performance component and an individual performance component. The allocation between Company and individual performance is determined by the compensation committee based on its evaluation of competitive market practices, its assessment of the amount of compensation that should be based on Company performance versus individual performance and our philosophy of mitigating excessive risk-taking. The Company performance component was further divided into two financial measures, a Net Sales component and an Operating Income component.

The allocation of the Company and individual performance objectives for each named executive officer is set forth below.

Name	Individual Component	+	Company Component			=	Total Performance Objectives
			Net Sales	+	Operating Income
Mr. Barbour	20%	+	32%	+	48%	=	100%
Mr. Arthur	30%	+	28%	+	42%	=	100%
Mr. Etnyre	30%	+	28%	+	42%	=	100%
Mr. Ahearn	30%	+	28%	+	42%	=	100%
Mr. Dodd	30%	+	28%	+	42%	=	100%
Mr. Spalding	30%	+	28%	+	42%	=	100%

To calculate the Performance Multiplier, the percentage weight of each component is multiplied by the level of achievement of that component, as determined by the compensation committee based on its evaluation of Company and individual performance. The maximum (cap) for the Performance Multipliers is 150% (in other words, any result in the formula above 150% would still yield a Performance Multiplier of 150%).

Performance Multiplier (0-150%)	=	Individual Component Weight %	×	Level of Achievement %	+	Net Sales Component Weight %	×	Level of Achievement %	+	Operating Income Component Weight %	×	Level of Achievement %

Individual Performance Component.  Executives were eligible for this portion of their target bonus, based on their individual performance against individual goals, if the Company achieved at least $30 million of operating income on a post-bonus basis. Each executive’s individual goals were recommended by the CEO and approved by the compensation committee.

Individual performance goals for the executives were divided into three categories: (i) achievement of financial goals relevant to each executive’s department; (ii) successful execution of specific projects relevant to each executive’s department and (iii) successful execution of employee-related goals.

The compensation committee conducted an evaluation of the individual performance of each named executive officer with input from our CEO and assigned a goal completion score for each executive from 0 – 100%. The level of achievement of the individual performance goals was eligible to scale above 100% proportionally as the Achievement Level of the Company component scaled above 100%, up to a maximum of 150%. The analysis was primarily focused on overall achievement of his respective performance goals for the year, while also taking into consideration any exceptional contributions and impact that his area of responsibility had on the performance of the Company.

The Company achieved operating income in excess of $30 million after the proposed payment of this portion of the bonuses and, as a result, the executives were eligible to receive this portion of their target bonus. In addition, since the Achievement Level of the Company component was 150% (as described below), each executive’s individual goal completion score was multiplied by 150% to determine the level of achievement percentage used in determining the Performance Multiplier. Based on this analysis and input from our CEO, the compensation committee established the level of achievement of each named executive officer’s individual goals used in the calculation of the Performance Multiplier.

Company Component — Net Sales.  A portion of each executive’s bonus depended upon achievement of a specified Net Sales result. Threshold, target, and stretch levels for Net Sales were established by the compensation committee in February 2012, based on our 2012 operating plan and data regarding our financial results and business expectations as of that time, including toy industry sales growth projections and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to the board of directors in approving the Company’s operating plan. In May 2012, the compensation committee increased the stretch goal for the Net Sales performance objective in view of the Company’s strong year-to-date financial performance at that time.

The compensation committee then established achievement levels of the Net Sales objective for each potential result. In each instance, net sales achievement between the threshold, target and stretch levels would result in a ratable achievement level score for the Net Sales measure.

The Net Sales performance levels and related achievement level (for purposes of calculating the Performance Multiplier) for 2012 were as follows:

Performance Levels	Net Sales	Achievement Level
Net sales threshold	$470 million	50%
Net sales target	$495 million	100%
Net sales stretch	$540 million	150%

Actual Net Sales	$581 million	150%

When it selected net sales as a measure for the 2012 bonus awards, the compensation committee believed that the measure was appropriate because the level of our net sales would be one of the most significant measures of the type of growth necessary to increase long-term stockholder value. The threshold, target and stretch levels set represented 3.3%, 8.8% and 18.6%, respectively, year-over-year net sales growth for the Company.

The Company achieved actual net sales of $581 million in 2012, which exceeded the Net Sales stretch performance level. Since the Company component had maximum achievement levels of 150%, the achievement level for this component of the bonus was the maximum of 150%.

Company Component — Operating Income.  The other portion of the Company component depended upon achievement of a specified Operating Income level. As with the Net Sales measure, threshold, target, and stretch levels for operating income were established by the compensation committee in February 2012 based on our 2012 operating plan and data regarding our financial results and business expectations as of that time, including toy industry and technology company financial benchmarks for product margin, operating expenses and operating income of as a percentage of net sales, and Company resources and capabilities. In addition, these levels were consistent with the relative risk acceptable to the board of directors in approving the Company’s operating plan. In May 2012, the compensation committee increased the stretch goal for the Operating Income performance objective in view of the Company’s strong year-to-date financial performance at that time.

The compensation committee then established achievement levels for each result. In each instance, operating income achievement between the threshold, target and stretch levels would result in ratable funding achievement level score for the Operating Income measure.

The Operating Income performance levels and related achievement levels (for purposes of calculating the Performance Multiplier) for 2012 were as follows:

Performance Levels	Operating Income	Achievement Level
Operating Income threshold	$30 million	50%
Operating Income target	$37 million	100%
Operating Income stretch	$49 million	150%

Actual Operating Income	$64 million	150%

When it selected operating income as a measure for the 2012 bonus awards, the compensation committee believed that the measure was appropriate because the level of our operating income would be one of our most significant measures of the sustainability of our business results. While net sales is an important measure of Company growth, the operating income financial measure indicates the profitable and sustainable growth necessary to maintain long-term stockholder value. Operating income was weighted more highly than net sales because the board of directors had established improving the profitability of the business as a key priority.

The Company achieved actual operating income of $64 million in 2012, which exceeded the Operating Income stretch performance level. Since the Company component had maximum achievement levels of 150%, the achievement level for this portion of the Company component was the maximum of 150%.

Calculating the Performance Multiplier
Using the above formula and the level of achievement of each bonus component described above, the following Performance Multipliers were calculated for each named executive officer.

Named Executive Officer	Individual Component Weight %	X	Level of Achievement %	+	Net Sales Component Weight %	X	Level of Achievement %	+	Op. Income Component Weight %	X	Level of Achievement %	=	Performance Multiplier
Mr. Barbour	20%	X	150.0%	+	32%	X	150%	+	48%	X	150%	=	150.00%
Mr. Arthur	30%	X	130.5%	+	28%	X	150%	+	42%	X	150%	=	144.15%
Mr. Etnyre	30%	X	115.5%	+	28%	X	150%	+	42%	X	150%	=	139.65%
Mr. Ahearn	30%	X	130.5%	+	28%	X	150%	+	42%	X	150%	=	144.15%
Mr. Dodd	30%	X	135.0%	+	28%	X	150%	+	42%	X	150%	=	145.50%
Mr. Spalding	30%	X	139.5%	+	28%	X	150%	+	42%	X	150%	=	146.85%
Bonus Award Decisions

In February 2013, our CEO recommended bonus awards for each of our named executive officers for 2012 consistent with the above formulas. These recommendations were then reviewed and approved by the compensation committee. The decisions of the compensation committee were based on its analysis of the achievement of the Company performance objectives and, individually, the performance goals for each of the named executive officers. The board of directors and compensation committee had discretion to vary the amount of the bonus awards paid under the 2011 Plan to our named executive officers, but such discretion was not exercised this year.

However, in view of the exceptional financial results of the Company in 2012, which included net sales growth of 28% and operating income growth of 170% while data from NPD showed sluggish growth in toy industry sales in 2012, the compensation committee decided that, in addition to the bonuses payable under the 2011 Plan, it would grant additional discretionary bonuses to the named executive officers. In determining the size of the discretionary bonuses, the compensation committee considered each named executive officer’s contribution to the Company’s performance and the magnitude of the Company’s overachievement of its financial objectives for 2012. The compensation committee also considered market data, including bonus size as a percentage of base salary in companies in both our direct peer group and our industry reference group.

The following table indicates the total performance-based bonus awards, discretionary bonus awards and guaranteed bonuses for our named executive officers for 2012:

Name	Eligible 2012 Base Salary	X	Target Percentage of Salary	X	Performance Multiplier	=	Actual Bonus Award for 2012 Performance	+	Discretionary Bonus	+	Guaranteed Bonus	=	Total 2012 Bonuses
Mr. Barbour	$575,000	X	100%	X	150.00%	=	$862,500	+	$230,000	+	—	=	$1,092,500
Mr. Arthur(1)	$240,625	X	75%	X	144.15%	=	$260,146	+	$63,164	+	$212,019	=	$535,329
Mr. Etnyre(2)	$188,596	X	65%	X	139.65%	=	$171,193	+	$42,906	+	—	=	$214,099
Mr. Ahearn(3)	$284,375	X	75%	X	144.15%	=	$307,445	+	$74,648	+	$181,731	=	$563,824
Mr. Dodd	$408,000	X	75%	X	145.50%	=	$445,230	+	$107,100	+	—	=	$552,330
Mr. Spalding	$310,782	X	50%	X	146.85%	=	$228,192	+	$195,676	+	—	=	$423,868

(1)	Mr. Arthur’s annual base salary is $525,000. The amount reported in the column entitled “Eligible 2012 Base Salary” was the base salary earned by Mr. Arthur during his partial year of employment with LeapFrog in 2012, which began on July 16, 2012. The amounts contained in “Actual Bonus Award for 2012 Performance” above reflect the bonus for Mr. Arthur prorated for the portion of the year during which he was employed at LeapFrog. Pursuant to the terms of his offer letter, Mr. Arthur was guaranteed to receive an amount equivalent to his target bonus for the year. Accordingly, $181,731 of the $260,146 2012 performance-based bonus award was guaranteed and therefore is not considered Non-Equity Plan Incentive Compensation for purposes of the Summary Compensation Table below. In addition, pursuant to the terms of his offer letter, he was also entitled to receive an amount equal to 75% of his annual base salary prorated for the portion of 2012 in which he was not employed by the Company. This amount is listed above under the column entitled “Guaranteed Bonus.”
(2)	Mr. Etnyre resigned as our Chief Financial Officer in July 2012 and received a severance payment in connection with his resignation, as described below. Pursuant to the terms of his separation agreement, Mr. Etnyre was eligible to receive a portion of his annual bonus prorated through August 6, 2012. The amount reported in the column entitled “Eligible 2012 Base Salary” was Mr. Etnyre’s base salary earned through August 6, 2012.
(3)	Mr. Ahearn’s annual base salary is $525,000. The amount reported in the column entitled “Eligible 2012 Base Salary” was the base salary earned by Mr. Ahearn during his partial year of employment with LeapFrog in 2012, which began on June 18, 2012. The amounts contained in “Actual Bonus Award for 2012 Performance” above reflect the bonus for Mr. Ahearn prorated for the portion of the year during which he was employed at LeapFrog. Pursuant to the terms of his offer letter, Mr. Ahearn was entitled to receive an amount equivalent to his target bonus for the year. Accordingly $212,019 of the $307,445 2012 performance-based bonus award was guaranteed and therefore is not considered Non-Equity Plan Incentive Compensation for purposes of the Summary Compensation Table below. In addition, pursuant to the terms of his offer letter, he was also entitled to receive an amount equal to 75% of his annual base salary prorated for the portion of 2012 in which he was not employed by the Company. This amount is listed above under the column entitled “Guaranteed Bonus.”

  Equity Incentive Awards

We believe that equity incentives are an effective way to attract and retain talented executives, to motivate and reward them for outstanding corporate and individual performance, and to align their interests with those of our stockholders. The compensation committee considers annual grants of equity awards to our executive officers, including our named executive officers, after taking into consideration our overall performance against short-term and long-term financial and strategic goals, the executive’s then-current equity holdings, his or her anticipated future contributions to our success, its assessment of the executive’s potential to contribute to the long-term value of our Company and an analysis of the equity award practices of the Peer Group. In addition, the compensation committee makes initial grants of equity awards upon the initial employment of our executives, including our named executive officers, based on a variety of factors including consideration of a competitive market analysis of the Peer Group.

Award Mix

Typically, we grant a mix of stock options and RSUs to our executives as part of their initial compensation packages at the time of hire and, thereafter, on an annual basis. These awards are generally subject to time-based vesting requirements.

Stock Options.  The compensation committee believes that stock options provide our executives with a strong incentive to focus on long-term corporate performance and the creation of stockholder value. Option grants made to our executives have an exercise price equal to 100% of the fair market value on the date of grant of the underlying Class A common stock, as defined under our 2011 Plan.

Restricted Stock Units (RSUs).  RSUs represent full-value shares of Class A common stock. Our practice is to grant fewer shares under RSUs as compared to options since RSUs have a greater accounting value per share than options. Shares of our Class A common stock are not issued when an RSU award is granted. Instead, once an RSU award vests, one share of our Class A common stock is issued for each vested RSU. Until June 2012, under our 2011 Plan, when we granted RSUs, we deducted from the pool of shares available for issuance under the plan two shares for each RSU granted, compared to one share deducted for each option share granted. After June 2012, we deduct one share from the pool of shares available for issuance under the plan for each RSU granted. All awards to our named executive officers were made prior to June 2012.

The timing of equity awards is determined by the compensation committee based on its view, from time to time, regarding the sufficiency of executive equity holdings for purposes of retention and motivation. Our policy provides that the exercise price of each stock option is to be equal to the closing market price of our Class A common stock on the date of grant.

Our policy is that we will not time or select the grant dates for any stock options or other stock awards in coordination with our release of material non-public information. In addition, we have specific written policies regarding the establishment of grant dates for stock options and other stock awards made to our executive officers and employees designed to minimize the risk associated with the timing of granting stock options or other stock awards.

2012 Equity Awards

The following table indicates the initial hire and annual grants of equity awards made to our named executive officers in 2012.

	Annual Grants to Existing Named Executive Officers		Initial Grants to Newly-Hired Named Executive Officers
Name	Stock Option	RSUs	Stock Option	RSUs
Mr. Barbour(1)	260,000	130,000	—	—
Mr. Arthur(2)	—	—	300,000	100,000
Mr. Etnyre(1)	60,000	40,000	—	—
Mr. Ahearn(2)	—	—	300,000	100,000
Mr. Spalding(1)	60,000	40,000	—	—

(1)	Stock options vest in 48 equal consecutive installments on the monthly anniversary of the grant date. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the grant date.
(2)	With respect to the stock option, 25% of the shares subject to the stock option vest 12 months after the start date, and 1/36 of the remaining shares subject to the option vest each month thereafter, for 36 consecutive months. RSUs vest on the 1st, 2nd, 3rd and 4th yearly anniversaries of the hire date.

The compensation committee granted the above equity awards to Messrs. Barbour, Etnyre and Spalding in February 2012 as part of its overall compensation assessment for the year. The compensation committee believed that these awards were reasonable and necessary to sustain the principles of our compensation philosophy of providing equity-based incentive compensation that motivates our executives over the long term and maintaining unvested equity value as a percentage of base salary at a sufficient level to provide a significant retention motivation.

In July 2012, in connection with their employment as our chief financial officer and chief marketing officer, respectively, Messrs. Arthur and Ahearn were granted the above stock option and RSU award. In determining the size of these awards, the compensation committee drew upon a competitive compensation analysis prepared by Compensia and other sources of equity compensation data relevant to their respective positions. The compensation committee also took into account, in Mr. Ahearn’s case, his depth of experience leading significant marketing operations and, in Mr. Arthur’s case, his depth of experience leading significant financial operations. The compensation committee also considered the compensation of Messrs. Ahearn and Arthur at their respective then-current employers. The compensation committee also sought to provide awards having terms consistent with the executive compensation philosophy set forth above.

  Severance Benefits

Our named executive officers are eligible to receive payments and benefits in certain circumstances in the event of their termination of employment. These payments and benefits are intended to minimize distraction and risk of departure of our executives in the event of a potential change-in-control transaction involving the Company and align our severance payments and benefits for our executives with competitive practice.

Each of our named executive officers is eligible to receive payments and benefits if we terminate his employment “without cause.” In addition, each of our named executive officers except Mr. Spalding is eligible to receive payments and benefits if he resigns for “good reason.” In determining amounts payable under these severance arrangements, the compensation committee took into consideration market data, including the severance practices of the companies in our Peer Group.

On June 28, 2012, Mr. Etnyre resigned as our chief financial officer, effective October 1, 2012. In connection with his termination of employment, he was eligible to receive (1) $315,000 in severance pay, which was equal to 12 months of his base salary, (2) his 2012 performance-based bonus, prorated through August 6, 2012, plus (3) reimbursement of COBRA payments for 12 months. The severance will be paid over the 12 months following his separation in the form of salary continuation, except for the portion corresponding to the 2012 performance-based bonus, which was paid in April 2013. As of December 31, 2012, Mr. Etnyre had received $65,625 in severance pay plus $2,930 in COBRA reimbursements.

For more information about the terms and conditions of our severance arrangements, see “Potential Payments Upon Termination or Change in Control” below.

  Other Benefits

We offer our executives various benefits, including healthcare coverage and the opportunity to participate in our Section 401(k) plan and employee stock purchase plan, on the same general conditions as are made available to all our full-time employees. We do not offer our U.S. executives, or other U.S. employees, guaranteed retirement or pension benefits. However, in the absence of Section 401(k) plans in the United Kingdom, or UK, we contribute a percentage of the salary of our UK employees to individual private pension plans after three months of service on their behalf. Pursuant to the terms of Mr. Spalding’s employment agreement, we contribute 10% of his salary to an individual private pension on his behalf. For more information about how this applies to our UK-based executive officer, Mr. Spalding, see “Employment Agreements — Christopher Spalding” below.

In view of the high cost of housing in the San Francisco Bay Area relative to other parts of the country, we offer newly-hired executives reimbursement of relocation expenses and mortgage interest differential payments, where appropriate. Typically, the amount and duration of these payments is negotiated and set forth in the new executive’s employment agreement or offer letter. In 2012, we extended these benefits to Messrs. Ahearn and Arthur under the terms of their respective offer letters, and certain benefits continue with respect to Mr. Barbour. The table below summarizes payments made to Messrs. Ahearn and Arthur in this regard during 2012.

Name	Amount Paid in 2012
Mr. Ahearn	$352,312
Mr. Arthur	$66,387

Although Mr. Barbour is eligible for additional relocation benefits under the terms of his employment agreement, he did not receive compensation for any relocation benefits during 2012. For more information about the payment of relocation benefits, see “Summary Compensation Table” below.

Except as discussed above, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, from time to time, our board of directors may provide certain of our named executive officers with perquisites in amounts that it believes to be reasonable when it believes they may be useful in attracting, motivating, and retaining the executive talent for which we compete or that these benefits will assist our named executive officers in performing their duties and provide certain time efficiencies for our named executive officers in appropriate circumstances.

Employment Arrangements

Our U.S.-based executives are generally employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Spalding, also has an employment agreement with the Company. A description of the only two employment agreements entered into by the Company with any of our named executive officers is set forth under “Employment Arrangements” below.

Tax and Accounting Considerations

  Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public reporting company for compensation exceeding $1 million paid to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer). This limitation applies only to compensation that is not considered to be “performance-based.”

Our 2011 Plan includes various provisions designed to allow us to grant stock options and other equity awards that are designed to be “performance-based” compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. The 2011 Plan currently includes a limit of 3.5 million shares as the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Generally, we intend to grant stock options to our executives in a manner that is designed to satisfy the requirements for “performance-based” compensation to avoid any deduction disallowance for these awards under Section 162(m). In addition, the 2011 Plan provides for performance-based cash compensation of up to $1 million per individual per year. The performance-based awards described above were all granted under the 2011 Plan and were intended to qualify as performance-based compensation, while the discretionary and guaranteed bonuses were not.

The compensation committee believes that it is appropriate for us to retain the flexibility to pay compensation that is not necessarily deductible if it deems such compensation to be in the best interests of our company and stockholders. Accordingly, from time to time, we may pay compensation to our executives that is not deductible, including cash bonuses and equity awards.

  Accounting Considerations

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards.

REPORT OF THE COMPENSATION COMMITTEE(2)

The compensation committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee

Randy O. Rissman (Chair)
Stanley E. Maron
E. Stanton McKee, Jr.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of LeapFrog under the Securities Act or the Exchange Act, other than LeapFrog’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SUMMARY COMPENSATION INFORMATION

The following table presents the compensation awarded, paid to or earned by, our named executive officers. The named executive officers for 2012 are our CEO, our current CFO, our CFO from January through July 2012 and our three other most highly-compensated executive officers who were serving as executive officers at the end of 2012. The table reports compensation for 2012 and, where the individual was a named executive officer in the relevant prior years, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary Received ($)		Bonus ($)*	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)*		All Other Compensation ($)		Total Compensation ($)
John Barbour(3) Chief Executive Officer	2012	575,000		230,000	933,400	1,077,466	862,500	(4)	8,195	(5)	3,686,561
	2011	470,689		470,689	685,500	1,888,700	148,778	(6)	198,059	(7)	3,862,415
Raymond L. Arthur(8) Chief Financial Officer	2012	240,625		456,914	1,049,000	1,806,120	78,415	(9)	66,387	(10)	3,697,461
Mark A. Etnyre(11) Former Chief Financial Officer	2012	237,461		42,906	287,200	248,646	171,193	(4)	101,207	(12)	1,088,613
	2011	311,875		—	—	—	262,538	(6)	—		574,413
	2010	291,667		—	757,750	—	54,833	(13)	5,000	(14)	1,109,250
Gregory B. Ahearn(15) Chief Marketing Officer	2012	284,375		468,398	1,049,000	1,806,120	95,426	(9)	352,312	(16)	4,055,631
Michael J. Dodd President and Chief Operating Officer	2012	408,000		107,100	—	—	445,230	(4)	3,500	(17)	963,830
	2011	408,000		—	—	—	398,132	(6)	—		806,132
	2010	349,033		306,000	1,824,000	—	—		—		2,479,033
Christopher Spalding(18) Senior Vice President and Managing Director, EMEA	2012	310,782	(19)	195,676	287,200	248,646	228,192	(4)	33,995	(20)	1,304,491

*	The amounts reported in the “Bonus” column represent discretionary bonuses and guaranteed bonus payments made pursuant to employment agreements or similar arrangements with the named executive officer. As required under the applicable rules of the SEC, performance-based bonus payments are reported in the “Non-Equity Incentive Plan Compensation” column, to the extent that they are based upon satisfaction of pre-established performance conditions, the outcome of which was substantially uncertain at the time the performance conditions were set.
(1)	The amount reported in the “Stock Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	The amount reported in the “Option Awards” column is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are discussed in Note 13, “Stock-Based Compensation,” of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Mr. Barbour was appointed as our Chief Executive Officer in March 2011.
(4)	The amount reported is the sum of 2012 bonus payments to such individual under the performance cash award provisions of our 2011 Plan for Company achievement of financial targets and personal achievement of individual performance goals.
(5)	The amount reported consists of payment of Mr. Barbour’s annual life insurance premiums of $4,695, as provided in his employment agreement, and $3,500 in matching contributions to his Section 401(k) savings plan account.
(6)	The amount reported is the sum of bonus payments to such individual under our 2011 bonus plan for Company achievement of financial targets and personal achievement of individual performance goals.
(7)	The amount reported consists of (i) compensation for Mr. Barbour for travel and temporary housing assistance in the amount of $150,000, (ii) payments for temporary housing in the amount of $15,869, (iii) relocation expense paid to a moving company of $18,000 and (iv) certain other benefits pursuant to his employment agreement, which include legal fees related to the negotiation of his employment agreement and annual life insurance premiums.
(8)	Mr. Arthur was appointed as our Chief Financial Officer in July 2012.
(9)	The amount reported represents the portion of such individual’s performance-based bonus which was not guaranteed under the terms of his offer letter.
(10)	The amount reported consists of: (i) a housing/travel subsidy for Mr. Arthur in the amount of $60,000, and (ii) relocation expense paid to a moving company of $6,387.
(11)	Mr. Etnyre served as our Chief Financial Officer until July 2012 (although he remained employed by the Company until October 1, 2012).
(12)	Mr. Etnyre received $65,625 in severance payments and $2,930 in COBRA expense reimbursement in connection with the termination of his employment in October 2012. In addition, the amount reported includes: (i) $21,658 in tax assistance (gross up) related to moving expenses previously incurred by Mr. Etnyre, (ii) $7,494 in reimbursements related to certain moving-related expenses, and (iii) $3,500 in matching contributions to his Section 401(k) savings plan account.
(13)	The amount reported is the sum of bonus payments to such individual under our 2010 bonus plan for Company achievement of financial targets and personal achievement of individual goals.
(14)	As a relocation benefit, Mr. Etnyre received a $2,000 per month mortgage interest subsidy for the first two years of home ownership in the San Francisco Bay Area. The final subsidy payment was made on March 15, 2010.
(15)	Mr. Ahearn was appointed as our Chief Marketing Officer in June 2012.
(16)	The amount reported consists of relocation expenses paid pursuant to Mr. Ahearn’s offer letter, including (i) $87,500 in travel/housing subsidy, (ii) $114,441 in closing expenses for his prior residence, including real estate commission, and other costs, (iii) $13,884 in home-finding expenses, (iv) $24,273 in new home closing expenses, (v) $34,912 in household goods moving expenses, (vi) $6,088 in miscellaneous other moving expenses and (vii) $71,214 in tax assistance (gross up).
(17)	Mr. Dodd received $3,500 in matching contributions to his Section 401(k) savings plan account.
(18)	Mr. Spalding was not a named executive officer in 2010 or 2011.
(19)	Mr. Spalding is an employee of LeapFrog Toys (UK) Limited and is paid in UK pounds sterling. The amount reported assumes a conversion rate of 1.5539.
(20)	The amount reported consists of pension contributions to a private pension of $31,078 made on behalf of Mr. Spalding and the payment of $2,917 for healthcare premiums for a healthcare plan only available to director-level UK employees. The amounts reported are paid in UK pounds and assumes a conversion rate of 1.5539.

GRANTS OF PLAN-BASED AWARDS

The following table presents, for the fiscal year ended December 31, 2012, certain information regarding grants of plan-based awards to our named executive officers.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Market Price on Grant Date ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
John Barbour	2/23/2012		287,500	575,000	862,500
	3/15/2012					130,000	—	—	7.18	933,400
	3/15/2012					—	260,000	7.18	7.18	1,077,466
Raymond L. Arthur	7/16/2012	(4)	393,750	393,750	483,984
	7/16/2012					100,000	—	—	10.49	1,049,000
	7/16/2012					—	300,000	10.49	10.49	1,806,120
Mark A. Etnyre	2/23/2012		102,375	204,750	307,125
	3/15/2012					40,000	—	—	7.18	287,200
	3/15/2012					—	60,000	7.18	7.18	248,646
Gregory B. Ahearn	6/18/2012	(4)	393,750	393,750	500,391
	7/16/2012					100,000	—	—	10.49	1,049,000
	7/16/2012					—	300,000	10.49	10.49	1,806,120
Christopher Spalding	2/23/2012		77,696	155,391	233,087
	3/15/2012					40,000	—	—	7.18	287,200
	3/15/2012					—	60,000	7.18	7.18	248,646

(1)	The figures reported reflect the estimated possible threshold, target and maximum bonus payouts under the performance cash award provisions of the 2011 Plan for the performance period beginning January 1, 2012, and ending December 31, 2012. For additional information regarding the Company’s annual bonus program for 2012, please see the section, above, entitled Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Performance-based and other bonuses. Actual bonuses received by each Named Executive Officer for the 2012 fiscal year are reported in the Summary Compensation Table.
(2)	As provided in the 2011 Plan, we grant options to purchase shares of our Class A common stock at an exercise price equal to the closing market price of our Class A common stock on the date of grant.
(3)	Represents the full fair value of the option or stock award computed as of the grant date in accordance with FASB ASC Topic 718. See Note 13 of Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of assumptions made in determining the grant date fair value and compensation expense of equity awards.
(4)	Pursuant to the terms of their respective offer letters, Messrs. Ahearn and Arthur were entitled to receive an amount equivalent to 100% of their target bonus for 2012, irrespective of achievement of any performance goals. This guaranteed minimum amount is set forth under the Threshold and Target columns, above. In addition, pursuant to the terms of their respective offer letters, each of Messrs. Ahearn and Arthur were entitled to participate, on a prorated basis, in an additional bonus opportunity if the Company exceeded the target level of achievement of the financial goals described in the section, above, entitled Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Performance-based and other bonuses. The figures reported for Messrs. Ahearn and Arthur in the Maximum column reflect the estimated possible maximum bonus payout to each such Named Executive Officer, consisting of their minimum, guaranteed bonus and the maximum additional bonus prorated for the portion of 2012 in which they were employed by LeapFrog.

EMPLOYMENT ARRANGEMENTS

Our U.S.-based executives are generally employed at will. In recent years, only the individual serving as our chief executive officer has had an employment agreement with the Company. In other jurisdictions, however, it is more common for employees to enter into employment agreements with their employers. Our only UK-based executive officer, Mr. Spalding, also has an employment agreement with the Company. Following is a description of the only two employment agreements entered into by the Company with any of our named executive officers.

John Barbour

Mr. Barbour joined the Company as our Chief Executive Officer in March 2011. He has an employment agreement with the Company which was negotiated and approved by our board of directors at that time. Mr. Barbour’s employment agreement provides for an annual base salary for Mr. Barbour in the amount of $575,000 and an annual performance-based target bonus of $575,000 per year. Mr. Barbour is eligible to receive an additional bonus for exemplary performance pursuant to stretch-level objectives to be determined by our board of directors in its discretion. In addition, Mr. Barbour was eligible to receive travel and temporary housing assistance in the amount of $150,000, payable in quarterly installments, and certain relocation benefits. Mr. Barbour’s employment agreement also provided for him to receive a grant of an option to purchase 850,000 shares of our Class A common stock and an RSU award covering 150,000 shares of our Class A common stock. These equity awards provide that one-fourth (1/4) of the shares subject to each award vest (and, in the case of the RSU, be delivered) upon completion of one year of continuous employment service, and one forty-eighth of the shares subject to each award vest (and, in the case of the RSUs, be delivered) upon completion of each month of continuous employment service thereafter. Mr. Barbour is eligible for vesting acceleration rights and other severance payments and benefits upon certain terminations of employment or in connection with a change in control of the Company. A summary of these arrangements is set forth below in the section entitled “ Potential Payments Upon Termination or Change in Control.”

Christopher Spalding

Mr. Spalding joined the Company in 2008 and is currently our Senior Vice President and Managing Director, EMEA. He has an employment agreement with our UK subsidiary, LeapFrog Toys (UK) Limited, or LeapFrog UK, and is based in London. Mr. Spalding’s employment agreement provides for an annual base salary in the amount of £160,000 and an annual performance-based target bonus of 30% per year. These amounts were subsequently increased to £200,000 and 50% without amendment of the employment agreement. Mr. Spalding is eligible to receive a car allowance of £8,900 per year, plus mileage reimbursement. LeapFrog UK contributes 10% of Mr. Spalding’s base salary to a stakeholder non-contributory pension scheme in the UK on his behalf. Mr. Spalding is eligible for six months’ notice in the event of a termination of employment, or, at LeapFrog UK’s option, six months’ severance. A summary of these arrangements is set forth below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreement automatically terminates when Mr. Spalding attains the age of 65.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents, for the fiscal year ended December 31, 2012, certain information regarding outstanding equity awards held by our named executive officers at December 31, 2012.

Outstanding Equity Awards at December 31, 2012

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Barbour	—	—		—	—	214,375	(3)	1,850,056	—	—
	371,875	478,125	(4)	4.39	3/07/2021	—		—	—	—
	48,750	211,250	(5)	7.18	3/15/2022	—		—	—	—
Raymond L. Arthur	—	—		—	—	100,000	(6)	863,000	—	—
	—	300,000	(7)	10.49	7/15/2022	—		—	—	—
Mark A. Etnyre	—	—		—	—	—		—	—	—
	90,502	—	(8)	3.79	1/15/2018	—		—	—	—
	9,104	—	(9)	3.79	9/15/2018	—		—	—	—
	43,000	—	(10)	2.75	5/15/2019	—		—	—	—
	24,791	—	(11)	4.04	11/16/2019	—		—	—	—
	7,500	—	(5)	7.18	3/15/2022	—		—	—	—
Gregory B. Ahearn	—	—		—	—	100,000	(12)	863,000	—	—
	—	300,000	(13)	10.49	7/15/2022	—		—	—	—
Michael J. Dodd	—	—		—	—	8,334	(14)	71,922	—	—
	11,560	—	(15)	3.79	4/18/2015	—		—	—	—
	7,481	—	(16)	3.79	3/27/2016	—		—	—	—
	44,909	—	(17)	3.79	10/30/2016	—		—	—	—
	17,235	—	(18)	3.79	10/30/2016	—		—	—	—
	13,680	—	(19)	3.79	10/30/2016	—		—	—	—
	23,838	—	(20)	3.79	9/17/2017	—		—	—	—
	35,261	—	(21)	3.79	9/15/2018	—		—	—	—
	157,922	24,178	(10)	2.75	5/15/2019	—		—	—	—
	26,979	8,021	(22)	4.04	11/16/2019	—		—	—	—
Christopher Spalding	—	—		—	—	49,000	(23)	422,870	—	—
	4,000	—	(24)	4.60	11/17/2018	—		—	—	—
	3,896	1,948	(10)	2.75	5/15/2019	—		—	—	—
	4,166	4,584	(22)	4.04	11/16/2019	—		—	—	—
	9,562	15,938	(25)	3.87	6/14/2021	—		—	—	—
	11,250	48,750	(5)	7.18	3/14/2022	—		—	—	—

(1)	All options and stock awards reported in the table were granted under our 2002 Equity Incentive Plan (Prior Plan) or under our 2011 Plan as footnoted below.
(2)	Calculated by multiplying the closing market price of our Class A common stock as reported by the NYSE for December 31, 2012, $8.63 per share, by the number of shares of restricted stock that had not vested as of December 31, 2012.

(3)	Represents 150,000 RSUs issued under the Prior Plan that vest over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was March 7, 2011, and in 36 equal monthly installments thereafter; and 130,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2012.
(4)	Option issued under the Prior Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was March 7, 2011, and in 36 equal monthly installments thereafter.
(5)	Option issued under the 2011 Plan vests in 48 equal monthly installments from the vesting commencement date, which was March 15, 2012.
(6)	Represents 100,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was July 16, 2012.
(7)	Option issued under the 2011 Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was July 16, 2012, and in 36 equal monthly installments thereafter.
(8)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 100,000 shares originally issued January 15, 2008, under the Prior Plan. Option is fully vested and exercisable. The post-termination exercise period of this grant expired on February 28, 2013.
(9)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 13,750 shares originally issued September 15, 2008, under the Prior Plan. Option is fully vested and exercisable. The post-termination exercise period of this grant expired on February 28, 2013.
(10)	Option issued under the Prior Plan. No portion of the option would vest until the average closing price of our Class A common stock on the NYSE across all trading days during a consecutive 90-day period that occurred after the grant date and during the term of the option equaled or exceeded $4.00 per share. This price condition was satisfied in March 2010. In addition, the option will vest over four years with 25% of the option shares vesting on the first anniversary of the vesting commencement date and the remainder of the option shares vesting in equal monthly installments thereafter. The post-termination exercise period of this grant expired on February 28, 2013.
(11)	Option issued under the Prior Plan and vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was November 16, 2009, and in 36 equal monthly installments thereafter. The post-termination exercise period of this grant expired on February 28, 2013.
(12)	Represents 100,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 18, 2012.
(13)	Option issued under the 2011 Plan vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was June 18, 2012, and in 36 equal monthly installments thereafter.
(14)	Represents 12,500 RSUs issued under the Prior Plan that vest at the rate of 50% of the shares subject to the award one year from the vesting commencement date, which was March 15, 2010, and in 12 equal monthly installments thereafter; and 200,000 RSUs issued under the Prior Plan that vest at the rate of 50% of the shares subject to the award on January 1, 2012, and in 12 equal monthly installments thereafter.
(15)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 25,000 shares originally issued April 18, 2005, under the Prior Plan. Option is fully vested and exercisable.
(16)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 15,000 shares originally issued March 27, 2006, under the Prior Plan. Option is fully vested and exercisable.
(17)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 75,000 shares originally issued October 30, 2006, under the Prior Plan. Option is fully vested and exercisable.

(18)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006, under the Prior Plan. Option is fully vested and exercisable.
(19)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 37,500 shares originally issued October 30, 2006, under the Prior Plan. Option is fully vested and exercisable.
(20)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 30,000 shares originally issued September 17, 2007, under the Prior Plan. Option is fully vested and exercisable.
(21)	Represents grant of option pursuant to our option exchange program in exchange for cancellation of an option to purchase 53,250 shares originally issued September 15, 2008, under the Prior Plan. Option is fully vested and exercisable.
(22)	Option issued under the Prior Plan. Option vests over a four-year period, with 25% of the shares subject to the option vesting on the one-year anniversary of the vesting commencement date, which was November 16, 2009, and in 36 equal monthly installments thereafter.
(23)	Represents 12,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was June 15, 2012; and 40,000 RSUs issued under the 2011 Plan that vest at the rate of 25% of the shares subject to the award on each of the four subsequent anniversaries of the vesting commencement date, which was March 15, 2012.
(24)	Option issued under the Prior Plan. The option is fully vested and exercisable.
(25)	Option issued under the 2011 Plan vests in 48 equal monthly installments from the vesting commencement date, which was June 15, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table presents, for the fiscal year ended December 31, 2012, certain information regarding stock option exercises and the vesting of stock awards during the last fiscal year with respect to our named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Barbour	—	—	37,500	267,750	(1)
	—	—	3,125	26,656	(2)
	—	—	3,125	31,469	(3)
	—	—	3,125	31,063	(4)
	—	—	3,125	34,844	(5)
	—	—	3,125	33,844	(6)
	—	—	3,125	28,594	(7)
	—	—	3,125	27,719	(8)
	—	—	3,125	25,438	(9)
	—	—	3,125	26,656	(10)
Mark A. Etnyre	—	—	37,500	209,625	(11)
	—	—	14,583	80,936	(12)
	—	—	3,125	18,625	(13)
	—	—	2,083	15,852	(14)
	—	—	3,125	23,063	(15)
	—	—	2,084	14,963	(16)
	—	—	3,125	26,125	(17)
	—	—	3,125	29,156	(18)
	—	—	3,125	31,094	(19)
	—	—	3,125	32,063	(20)
	—	—	3,125	35,875	(21)
	—	—	3,125	33,875	(22)
	—	—	3,125	28,063	(23)
Michael J. Dodd	—	—	100,000	559,000	(11)
	—	—	4,166	23,121	(12)
	—	—	8,333	49,665	(13)
	50,000	250,500 (26)	4,167	31,711	(14)
	—	—	8,333	61,498	(15)
	—	—	4,167	29,919	(16)
	—	—	8,334	69,672	(17)
	—	—	8,333	77,747	(18)
	—	—	8,333	82,913	(19)
	—	—	8,334	85,507	(20)
	—	—	8,333	95,663	(21)
	—	—	8,333	90,330	(22)
	—	—	8,334	74,839	(23)
	—	—	8,333	77,080	(24)
	—	—	8,333	75,914	(25)
Christopher Spalding	20,000	52,800 (27)	3,000	30,180	(31)
	10,000	58,300 (28)	—	—
	12,856	57,723 (29)	—	—
	11,250	36,000 (30)	—	—

(1)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.14 per share on March 7, 2012, by the number of shares acquired on vesting.
(2)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $8.53 per share on April 5, 2012, by the number of shares acquired on vesting.
(3)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $10.07 per share on May 7, 2012, by the number of shares acquired on vesting.
(4)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.94 per share on June 7, 2012, by the number of shares acquired on vesting.
(5)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $11.15 per share on July 6, 2012, by the number of shares acquired on vesting.
(6)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $10.83 per share on August 7, 2012, by the number of shares acquired on vesting.
(7)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.15 per share on September 7, 2012, by the number of shares acquired on vesting.
(8)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.87 per share on October 5, 2012, by the number of shares acquired on vesting.
(9)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.14 per share on November 7, 2012, by the number of shares acquired on vesting.
(10)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.53 per share on December 7, 2012, by the number of shares acquired on vesting.
(11)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $5.59 per share on December 30, 2011, by the number of shares acquired on vesting.
(12)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $5.55 per share on January 13, 2012, by the number of shares acquired on vesting.
(13)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $5.96 per share on February 1, 2012, by the number of shares acquired on vesting.
(14)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.61 per share on February 15, 2012, by the number of shares acquired on vesting.
(15)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.38 per share on March 1, 2012, by the number of shares acquired on vesting.
(16)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $7.18 per share on March 15, 2012, by the number of shares acquired on vesting.
(17)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $8.36 per share on March 30, 2012, by the number of shares acquired on vesting.

(18)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.33 per share on May 1, 2012, by the number of shares acquired on vesting.
(19)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.95 per share on June 1, 2012, by the number of shares acquired on vesting.
(20)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $10.26 per share on June 29, 2012, by the number of shares acquired on vesting.
(21)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $11.48 per share on August 1, 2012, by the number of shares acquired on vesting.
(22)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the last trading day prior to the weekend vesting date of the stock award, or $10.84 per share on August 31, 2012, by the number of shares acquired on vesting.
(23)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $8.98 per share on October 1, 2012, by the number of shares acquired on vesting.
(24)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.25 per share on November 1, 2012, by the number of shares acquired on vesting.
(25)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $9.11 per share on November 30, 2012, by the number of shares acquired on vesting.
(26)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $7.76 per share on February 15, 2012, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.
(27)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $7.24 per share on February 23, 2012, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $4.60 per share by the number of shares exercised.
(28)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $7.24 per share on February 23, 2012, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $1.41 per share by the number of shares exercised.
(29)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $7.24 per share on February 23, 2012, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $2.75 per share by the number of shares exercised.
(30)	Calculated by multiplying the sales price as reported by the broker at the time of exercise on the date the stock option was exercised, or $7.24 per share on February 23, 2012, by the number of shares exercised less the option exercise price, calculated by multiplying the option exercise price of $4.04 per share by the number of shares exercised.
(31)	Calculated by multiplying the closing market price as reported on the NYSE of our Class A common stock on the date the stock award vested, or $10.06 per share on June 15, 2012, by the number of shares acquired on vesting.

NO ADDITIONAL EXECUTIVE BENEFIT PLANS

Since we do not generally differentiate the benefits we offer our named executive officers from the benefits we offer our other employees, we do not maintain any benefit plans that cover only one or more of our named executive officers. We also do not maintain any executive retirement programs such as executive pension plans or supplemental executive retirement plans or other nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The named executive officers are eligible to receive certain payments and benefits upon a termination of employment or a change in control of the Company pursuant to various plans and agreements. Messrs. Barbour, Arthur, Ahearn and Spalding are eligible to receive payments and benefits under the terms of the severance and change-in-control provisions in their applicable employment agreement or offer letter, as described below. Mr. Dodd is, and Mr. Etnyre was, eligible to receive certain payments and benefits in the event of their termination of employment under specified circumstances, including in connection with a change in control of the Company, under our Executive Management Severance and Change-in-Control Benefit Plan, or the Severance Plan.

The specific terms and conditions of these plans and agreements, and the estimated payments and benefits for all of our named executive officers, are described below and are based on the assumption that a triggering event occurred on December 31, 2012 and assume a price per share of our Class A common stock of $8.63, which was the price of our Class A common stock reported by the NYSE at the close of market on that day. With respect to the estimated or potential value of stock options that are accelerated and/or have extended exercise periods in connection with a named executive officer’s termination of employment or a change in control of the Company, the actual value of the amount realized, if any, from their stock options will depend upon the extent to which the market value of our Class A common stock exceeds the exercise price on the date the option is exercised. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the amounts paid or distributed upon the actual occurrence of a triggering event may be different from the amounts set forth below.

Severance and Change in Control Arrangements with Our Named Executive Officers

John Barbour

Mr. Barbour is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement. Upon a termination of Mr. Barbour’s employment by us without cause, or by Mr. Barbour for good reason, he is eligible to receive:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
18	150% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	18 months	Monthly payments

Under the terms of Mr. Barbour’s employment agreement, the term “cause” means:

•	commission of a willful act of fraud, embezzlement or misappropriation against or involving the Company;
•	conviction, or entry of a guilty or no contest plea, for any felony involving moral turpitude or dishonesty;
•	commission of an act or failure to commit an act, involving the Company that would amount to willful misconduct, wanton misconduct, gross negligence or a material breach of Mr. Barbour’s employment agreement and which results or is reasonably likely to result in significant harm to the Company; or
•	willful failure to perform the responsibilities and duties set forth in the employment agreement for a period of ten business days following receipt of written notice from the Company regarding such failure.

Under the terms of Mr. Barbour’s employment agreement, “good reason” means:

•	a material diminution in his authority, duties or responsibilities;
•	the requirement that Mr. Barbour report to an officer or other employee of the Company rather than the board of directors;

•	a material reduction in Mr. Barbour’s base salary;
•	a change in the geographic location of his workplace by more than 50 miles or an increase in his commute in excess of thirty miles;
•	the expiration of Mr. Barbour’s term as a member of the board of directors without his re-election if the Company has failed to nominate Mr. Barbour for re-election; or
•	a material breach by the Company of his employment agreement.

Under his employment agreement, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Mr. Barbour such that all of his equity awards would vest as of the date of the change in control. In addition, if during the two-year period following a change in control of the Company, Mr. Barbour’s employment were terminated without cause or by Mr. Barbour for good reason, we would be required to pay to Mr. Barbour the benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	Prorated Bonus for the year in which termination occurs	18 months of COBRA coverage	100%	Monthly payments

For purposes of the foregoing discussion, a change-in-control transaction will be deemed to have occurred if any person or entity (other than Larry Ellison, Michael Milken, Lowell Milken or any combination of the foregoing) acquires at least a majority of the combined voting power of our outstanding securities, or upon our merger or consolidation, adoption by our stockholders of a plan of dissolution or liquidation or the sale or transfer of substantially all of our assets. To receive any payments and benefits, Mr. Barbour would be required to execute a release of claims against the Company.

Messrs. Arthur & Ahearn

Messrs. Arthur and Ahearn are each eligible to receive certain payments and benefits if their employment is terminated under certain circumstances under the terms of their offer letters with the Company. Upon a termination of employment of either Messrs. Arthur or Ahearn by us without cause, or by such executive for good reason, the terminated executive would be eligible to receive the payments and benefits described in the following table:

Base Severance (Months of Base Salary)	Bonus Severance	Additional Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
12	100% of Target Bonus	Prorated Bonus for the year in which termination occurs	12 months of COBRA coverage	12 months	Monthly payments

Under the terms of the offer letters of Messrs. Ahearn and Arthur, the term “cause” means:

•	indictment or conviction of any felony or crime involving moral turpitude or dishonesty;
•	participation in any fraud against the Company or any of its subsidiaries;
•	material breach of any material provision of a written agreement with the Company (or subsidiaries) or of a written policy of the Company;
•	engaging in conduct that demonstrates unfitness to serve; or
•	breach of duties to the Company, including persistent unsatisfactory performance of job duties.

Under the terms of the offer letters of Messrs. Ahearn and Arthur, “good reason” means:

•	a material diminution in authority, duties or responsibilities;
•	a reduction in base salary or target bonus greater than 10%;
•	a change in the geographic location of his workplace by more than 50 miles; or
•	a material breach by the Company of the terms under which he is employed.

Under the offer letters, upon the occurrence of a change in control of the Company, we would be required to accelerate the vesting of any outstanding equity awards then held by Messrs. Arthur and Ahearn such that all of their equity awards would vest as of the date of the change in control.

To receive any of these payments and benefits, Messrs. Arthur and Ahearn would be required to execute a release of claims against the Company.

Mr. Dodd

Mr. Dodd is currently eligible to receive severance payments and benefits under the Severance Plan. Under the terms of the Severance Plan, Mr. Dodd is eligible to receive the payments and benefits described in the Severance Plan if his employment is terminated without cause or he resigns for good reason.

Under the Severance Plan, “cause” exists if the executive:

•	is convicted of a felony or a crime involving moral turpitude or dishonesty;
•	commits fraud against the Company;
•	commits a material breach of any material provision of a written agreement with the Company (including, without limitation, the Company’s Proprietary Information and Inventions Agreement) or of a written policy of the Company, provided that the executive was given reasonable notice and opportunity to cure;
•	shows conduct demonstrating unfitness to serve, provided that the executive was given reasonable notice and opportunity to cure; or
•	breaches duties to the Company, including persistent unsatisfactory performance of job duties.

Under the Severance Plan, “good reason” exists if:

•	there is any material diminution in the executive’s authority, duties or responsibilities;
•	there is a reduction in base salary of greater than 10% of base salary prior to the reduction, unless others in equivalent roles are accordingly reduced;
•	the executive’s business location moved more than 50 miles beyond current location;
•	the Company materially breaches the agreement under which the executive is employed; or
•	there is a change in control of the Company in which he does not hold the senior-most position in his functional area in the surviving top-most parent company and does not report directly to the chief executive officer, provided he remains in employment with the Company or its successor on a full-time basis for a period of six months.

Under the Severance Plan, to resign for “good reason,” an executive must resign within 60 days after the occurrence, without the executive’s consent, of one of the events listed in the “good reason” definition, after having given the Company 30 days’ written notice (during which time the Company would have the opportunity to cure the event that the executive asserts is good reason). If the Company cures the event, then the executive would not be eligible for a good reason resignation.

If a covered termination of employment (which includes a resignation for “good reason”) is triggered and does not occur in relation to a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Health Insurance Payments	Form of Payment
12	12 months of COBRA coverage	Semi-monthly Installments

If a covered termination of employment is triggered and occurs in connection to a change in control of the Company, the Severance Plan provides for the following payments and benefits:

Base Severance (Months of Base Salary)	Bonus Severance	Health Insurance Payments	Equity Acceleration	Form of Payment
24	200% of Target Bonus	24 months of COBRA coverage	100%	Lump Sum

Mr. Etnyre

Mr. Etnyre was eligible to receive severance payments and benefits under the Severance Plan until the termination of his employment with us in October 2012. In exchange for the payments and benefits received by Mr. Etnyre in connection with his termination of employment in October 2012, as described in Compensation Discussion and Analysis — Elements of Executive Compensation — Severance Benefits, above, Mr. Etnyre executed a release, releasing all claims against the Company. As a result, Mr. Etnyre is no longer eligible to receive payments or benefits upon a termination or change in control of the Company, nor was he eligible for any such payments or benefits as of December 31, 2012.

Mr. Spalding

Mr. Spalding is eligible to receive certain payments and benefits if his employment is terminated under certain circumstances pursuant to his employment agreement with LeapFrog UK. Mr. Spalding is eligible to receive six months' notice in the event of a termination of employment, except under certain circumstances. LeapFrog UK is entitled to make a payment equal to six months’ salary in lieu of notice in monthly installments in the event of a termination of employment.

LeapFrog UK may terminate Mr. Spalding’s employment without notice and without making any payments if he:

•	is guilty of serious dishonesty or of gross misconduct or incompetence or willful neglect of duty or commits any breach of his agreement other than a breach which is capable of remedy and is remedied immediately by him;
•	is convicted of certain criminal offenses;
•	in the event of certain bankruptcy and related proceedings;
•	is disqualified or prohibited from being a director to any company by reason of any order made by a competent court;
•	is unable through sickness or injury, for 12 consecutive weeks or an aggregate of 15 weeks in any 52 consecutive weeks, to perform his duties of employment;
•	performs his duties to an unsatisfactory standard after receiving written warning from LeapFrog UK;
•	breaches the confidentiality obligations of his employment agreement; or
•	is guilty of conduct which brings LeapFrog UK or affiliated companies into disrepute.

Quantification of Payments upon Termination or Change in Control

The amounts disclosed in the tables below assume that the event that triggered the payment occurred on December 31, 2012 and assume the appropriate standard in the named executive officer’s plan, employment agreement or offer letter was satisfied, as described above.

Covered Termination — No Change in Control

Named Executive Officer	Payment of Base Salary($)		Payment of Bonus($)	Health Insurance Payments($)	Value of Equity Acceleration($)(1)	Total($)
Mr. Barbour	862,500		1,437,500	33,774	2,539,263	4,873,037
Mr. Arthur	525,000		787,500	22,516	215,750	1,550,766
Mr. Etnyre(2)	—		—	—	—	—
Mr. Ahearn	525,000		787,500	22,516	215,750	1,550,766
Mr. Dodd	408,000		—	15,444	—	423,444
Mr. Spalding	155,390	(3)	—	—	—	155,390

(1)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of the Company occurred on December 31, 2012, and that such named executive officer’s options were exercised on the same date, based on an exercise price of $8.63 per share, the closing market price of our Class A common stock as reported by the NYSE for December 31, 2012.
(2)	As a result of his termination of employment, Mr. Etnyre is no longer eligible to receive payments upon a termination of employment or a change in control of the Company and he was not eligible for any payments or benefits upon a termination of employment or change in control of the Company as of December 31, 2012.
(3)	Assumes a conversion rate of Pounds Sterling to U.S. Dollars of 1:1.5539.

Covered Termination — Change in Control

Named Executive Officer	Payment of Base Salary($)		Payment of Bonus($)	Health Insurance Payments($)	Value of Equity Acceleration($)(1)	Total($)
Mr. Barbour	1,150,000		1,725,000	33,774	4,183,619	7,092,393
Mr. Arthur	525,000		787,500	22,516	863,000	2,198,016
Mr. Etnyre(2)	—		—	—	—	—
Mr. Ahearn	525,000		787,500	22,516	863,000	2,198,016
Mr. Dodd	816,000		612,000	30,887	—	1,458,887
Mr. Spalding	155,390	(3)	—	—	—	155,390

(1)	Represents value of additional RSUs vesting plus potential realizable value of the additional vested options assuming a change in control of the Company occurred on December 31, 2012, and that such named executive officer’s options were exercised on the same date, based on an exercise price of $8.63 per share, the closing market price of our Class A common stock as reported by the NYSE for December 31, 2012.
(2)	As a result of his termination of employment, Mr. Etnyre is no longer eligible to receive payments upon a termination of employment or a change in control of the Company and he was not eligible for any payments or benefits upon a termination of employment or change in control of the Company as of December 31, 2012.
(3)	Assumes a conversion rate of Pounds Sterling to U.S. Dollars of 1:1.5539.

Participants are required to execute a release of claims against LeapFrog prior to receiving any of the foregoing payments and benefits and such payments and benefits under the Severance Plan will terminate if, at any time, the executive violates any proprietary information or confidentiality obligation to LeapFrog.

OTHER GENERAL INFORMATION

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of LeapFrog. Officers, directors and greater-than-ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten percent beneficial owners were filed in a timely manner except for a late Form 3 filing on March 6, 2012, for Christopher Spalding disclosing his initial statement of beneficial ownership in the Company’s stock after having been appointed an executive officer of the Company on February 24, 2012.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeapFrog stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other proxy materials, you may: (1) notify your broker; (2) direct your written request to our Director of Investor Relations, 6401 Hollis Street, Suite 100, Emeryville, California 94608 or to ir@leapfrog.com or (3) contact our Investor Relations department at (510) 420-5150. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Available Information

We will provide to any stockholder entitled to vote at our 2013 annual meeting, at no charge, a copy of our 2012 Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on March 11, 2013, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at www.leapfroginvestor.com under “Financial Information — SEC Filings” as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of this proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to our investor relations department, attention Karen Sansot, at ir@leapfrog.com, calling (510) 420-5150, or writing to Investor Relations at LeapFrog Enterprises, 6401 Hollis Street, Suite 100, Emeryville, California 94608.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert L. Lattuga
Vice President and General Counsel

ANNUAL MEETING OF STOCKHOLDERS OF

LEAPFROG ENTERPRISES, INC.

June 5, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17427

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20830000000000000000 4   060513

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John Barbour
- ○ William B. Chiasson
- ○ Thomas J. Kalinske
- ○ Stanley E. Maron
- ○ E. Stanton McKee, Jr.
- ○ Theodore R. Mitchell
- ○ Randy O. Rissman
- ○ Caden C. Wang

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2013

The undersigned hereby appoints Raymond L. Arthur and Robert L. Lattuga, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of LEAPFROG ENTERPRISES, INC. which the undersigned may be entitled to vote at the annual meeting of stockholders of LeapFrog Enterprises, Inc. to be held at LeapFrog Enterprises, Inc.'s headquarters at 6401 Hollis Street, Suite 100, Emeryville, California 94608 on Wednesday, June 5, 2013 at 9:00 AM PDT, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

(Continued and to be signed on the reverse side.)

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